EXECUTION VERSION

AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

RBX CAPITAL LP

AND

SKINJECT, INC.

AND

THE SHAREHOLDERS OF SKINJECT, INC.

AND

INTERACTIVE CAPITAL PARTNERS CORPORATION

MAY 12, 2023

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AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

THIS AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT (this "Agreement") is made as of the 12th day of May, 2023.

AMONG:

RBX Capital LP, a limited partnership existing under the laws of Delaware ("RBX");

AND

SKINJECT INC., a corporation existing under the laws of Pennsylvania ("Skinject");

AND

THE SHAREHOLDERS OF SKINJECT

AND

INTERACTIVE CAPITAL PARTNERS CORPORATION, a corporation existing under the laws of Ontario ("Purchaser")

WHEREAS, subject to the terms and conditions hereof, the Purchaser wishes to acquire the businesses of Skinject pursuant to the Business Combination (as hereinafter defined) whereby, upon the completion of the Business Combination in the manner described herein, Skinject will become a wholly owned subsidiary of the Purchaser; and

WHEREAS the parties intend that, for U.S. federal income tax purposes, the Merger (as hereinafter defined) is intended to qualify as a "reorganization" pursuant to Section 368(a) of the Code (as hereinafter defined), the Amalgamation (as hereinafter defined) and the dissolution of Amalco (as hereinafter defined), taken together, are intended to qualify as a "reorganization" pursuant to Section 368(a) of the Code, that each of the Purchaser, Subco 1 (as hereinafter defined), Skinject and Finco are "parties to a reorganization" within the meaning of Section 368(b) of the Code, this Agreement shall constitute a "plan of reorganization" within the meaning of Treasury Regulation (as hereinafter defined) Section 1.368-2(g) and immediately following the Effective Time (as hereinafter defined) the Purchaser shall be treated as a U.S. domestic corporation under Section 7874(b) of the Code; and

WHEREAS the Parties wish to make certain representations, warranties, covenants and agreements in connection with the Business Combination; and

WHEREAS RBX, Skinject, and the Vendors entered into the Business Combination Agreement (as hereinafter defined) in respect of the Business Combination; and

WHEREAS the Parties wish to amend and restate the Business Combination Agreement as set forth herein.

NOW THEREFORE in consideration of the premises and the covenants, agreements, representations and warranties herein, the sufficiency of which is hereby acknowledged, the Parties covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Defined Terms

As used in this Agreement, the following terms have the following meanings:

"Affiliate" has the meaning ascribed to such term in National Instrument 45-106 - Prospectus Exemptions of the Canadian Securities Administrators.

"Alternative Transaction" means, with respect to Skinject, other than the Business Combination, an agreement which constitutes, or may reasonably be expected to lead to (in either case whether in one transaction or a series of transactions): (i) a direct or indirect acquisition from Skinject or from its shareholders of 5% or more of the voting securities of Skinject; (ii) a direct or indirect acquisition of assets of Skinject representing 5% or more of the book value (on a consolidated basis) of Skinject; (iii) an amalgamation, arrangement, merger, or consolidation involving Skinject; (iv) any take-over bid, issuer bid, exchange offer, recapitalization, liquidation, dissolution, reorganization or similar transaction involving Skinject; or (v) any other transaction, the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by this Agreement or which would or could reasonably be expected to materially reduce the benefits under this Agreement or the Business Combination.

"Amalco" has the meaning specified in Section 3.4.

"Amalco Shares" means the common shares in the capital of Amalco.

"Amalgamation" has the meaning specified in Section 3.4.

"Applicable Canadian Securities Laws" means, collectively, all applicable securities Laws of the provinces of Canada, and the respective rules and regulations under such Laws together with applicable published instruments, notices and Orders of the securities regulatory authorities in such provinces.

"Applicable Securities Laws" means, collectively, all applicable securities Laws and the respective rules and regulations under such Laws together with applicable published instruments, notices and Orders of the applicable securities regulatory authorities.

"Authorization" means, with respect to any Person, any Order, Permit, approval, waiver, licence or similar authorization of any Governmental Authority having jurisdiction over the Person, including the approval of the TSX-V.

"BCBCA" means the Business Corporations Act (British Columbia).

"Board and Management Changes" means the board and management appointments set forth in Section 3.8.

"Books and Records" means, in respect of a body corporate or similar entity, all of such entity's books of account, tax records, business reports, plans and projections and all other documents, files, correspondence and other similar information (whether in written, printed, electronic or computer printout form).

"Business Combination" means the completion of the steps set out in Sections 3.1 - 3.4 (inclusive) on the basis set out in this Agreement.

"Business Combination Agreement" means the business combination agreement entered into by RBX, Skinject and the Vendors dated March 17, 2023;

"Business Day" means any day of the year, other than a Saturday or Sunday, on which banks are open for commercial banking business in the Commonwealth of Pennsylvania, the Province of Ontario and the Province of British Columbia.

"Capitalization Spreadsheet" means the capitalization table attached to this Agreement as Schedule "C", which capitalization table may thereafter be amended from time to time by Skinject at any time up to five (5) Business Days prior to the Effective Date, provided that the aggregate number of Resulting Issuer Shares to be issued to Skinject Shareholders in the Merger shall not be changed by any such amendments and that the proportion of Resulting Issuer Shares to be issued to RBX or any affiliate of RBX, relative to the aggregate number of Resulting Issuer Shares to be issued to Skinject Shareholders, shall not be reduced by any such amendments without the prior written consent of RBX.

"CDS" means CDS Clearing & Depository Services Inc.

"Claim" includes claims, demands, complaints, grievances, actions, applications, suits, causes of action, Orders, charges, indictments, prosecutions or other similar processes, assessments or reassessments, judgments, debts, liabilities, penalties, fines, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including punitive damages, loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

"Closing" means the completion of the Business Combination as contemplated in this Agreement.

"Closing Date" means on or about June 30, 2023 or such other date agreed upon by the Parties in writing on which the Closing will occur.

"Closing Time" means 10:00 a.m. (Toronto time) on the Closing Date, or such other time on the Closing Date as the Parties may agree in writing as the time at which the Closing shall take place.

"Code" means the U.S. Internal Revenue Code of 1986, as amended.

"Concurrent Financing" means the private placement of Subscription Receipts in connection with the Business Combination, for aggregate gross proceeds of $6,000,000 to $12,000,000 (inclusive of the Skinject 2022 Convertible Notes purchased by RBX and any financing provided to Purchaser by RBX or any of its affiliates).

"Contract" means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership or other right or obligation (written or oral) to which a Party or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound or affected or to which any of their respective properties or assets is subject.

"Conversion Agreement" means an agreement to be entered into by Skinject, the holders of Skinject Convertible Notes and the holders of Skinject Preferred Shares, which will provide for the conversion of the Skinject Convertible Notes and the Skinject Preferred Shares into Skinject Common Shares immediately prior to the Merger.

"Corporate Records" means, in respect of a body corporate or similar entity, all of the entity's corporate records and minute books, including: (i) all articles, by-laws, charter documents or similar constating documents; (ii) all minutes of meetings and resolutions of shareholders and directors (and any committees); (iii) the registers of directors and officers; and (iv) the central securities register.

"Data Room" means the documents and other materials made available by Skinject to the other Parties through a data room maintained by Skinject, in order to allow RBX and the Purchaser to conduct their due diligence with respect to the Business Combination.

"Declaration" means a declaration in the form of Schedule "B".

"Default" has the meaning specified in Section 9.1.

"Defaulting Party" has the meaning specified in Section 9.1.

"Discloser" has the meaning specified in Section 7.2(c).

"Disclosure Schedule" means the schedule attached as Schedule "A".

"Draft Skinject Financial Statements" means a draft of the audited consolidated financial statements of Skinject for the financial years ended December 31, 2021 and December 31, 2022, and any notes thereto prepared in accordance with IFRS.

"Effective Date" has the meaning specified in Section 3.2(c).

"Encumbrance" means any encumbrance of any kind whatever and includes any pledge, lien, charge, security interest, lease, title retention agreement, mortgage, hypothec, restriction, royalty, right of first refusal, pre-emptive right, development or similar agreement, option or adverse Claim or encumbrance of any kind or character whatsoever or howsoever arising, and any right or privilege capable of becoming any of the foregoing.

"Finco" has the meaning specified in Section 2.5.

"Finco Compensation Warrants" means warrants to acquire securities of Finco granted as compensation pursuant to the Concurrent Financing.

"Finco Share" has the meaning specified in Section 2.5.

"Finco Shareholders" means all of the registered and beneficial owners of Finco Shares.

"Governmental Authority" means: (i) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, ministry bureau, agency or entity, domestic or foreign; (ii) any stock exchange, including the TSX-V; (iii) any subdivision, agent, commission, board or authority of any of the foregoing; or (iv) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

"IFRS" means International Financial Reporting Standards.

"Intellectual Property" means all (i) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) proprietary and non-public business information, including inventions, invention disclosures, improvements, discoveries, trade secrets, know-how, methods, processes, designs, technology, technical data, schematics and documentation relating to any of the foregoing; (iii) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade-mark applications, trade dress and logos, and the goodwill associated with any of the foregoing; (iv) computer software and programs; and (v) all other intellectual property, whether registered or not.

"Interim Period" means the period between the close of business on the date of this Agreement and the Closing.

"Joinder Agreement" means either (a) the Joinder Agreement of a Non-U.S. Vendor, or (b) the Joinder Agreement of a U.S. Vendor, as applicable, delivered by each Vendor, each in form and substance reasonably satisfactory to RBX.

"Law" or "Laws" means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, Orders, rulings, ordinances, judgements, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any Permit of or from any Governmental Authority or self-regulatory authority (including any stock exchange including the TSX-V), and the term "applicable" with respect to such Laws and in a context that refers to a Party, means such Laws as are applicable to such Party and/or its subsidiaries or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party and/or its subsidiaries or its or their business, undertaking, property or securities.

"Legal Proceeding" means any litigation, hearing, Claim, grievance, arbitration or administrative proceeding or other proceeding or dispute resolution process and includes any appeal or review and any application for same.

"Listing Application" means the formal listing application of the Purchaser to be prepared in accordance with the requirements of the policies of the TSX-V and filed with the TSX-V in connection with the Business Combination, including a copy of the non-offering prospectus of the Purchaser prepared in accordance with the requirements of Applicable Canadian Securities Laws.

"Material Adverse Change" means, with respect to each of the Purchaser and Skinject, any event, change, circumstance or effect (any such item, an "Effect"), either individually or in the aggregate, that is or is reasonably likely to have a material and adverse effect on its business, operations, results of operations, properties, assets (tangible or intangible), liabilities (including any contingent liabilities), prospects, or condition (financial or otherwise), or its subsidiaries, if any, and on its ability to perform its obligations under this Agreement on a timely basis or to consummate the Business Combination on a timely basis; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Change with respect to each of Skinject and the Purchaser: (i) any Effect related to the actions of or the public announcement or pendency of the Business Combination; (ii) any Effect that results from any action taken pursuant to or in accordance with this Agreement or any action taken, or any failure to take action, to which has been consented to in writing by the other Parties; (iii) any Effect that results from general currency exchange, securities or commodity market conditions; or (iv) any Effect that results from changes in general economic or financial conditions or general changes in the applicable industry including economic, legal or regulatory changes, except to the extent that such Effect adversely affects each of Skinject or the Purchaser, as applicable, to a materially greater extent than it affects other entities in the same industry operating under the same economic, legal and regulatory framework.

"Material Fact" means a fact that would reasonably be expected to have a significant effect on the value of the Skinject Shares, the Purchaser Shares or the Resulting Issuer Shares, as applicable.

"Merger" has the meaning specified in Section 3.2.

"Name Change" means the change of the Purchaser's name to "Medicus Pharma", or such other name designated by RBX and Skinject that is acceptable to the regulatory authorities.

"Non-Defaulting Party" has the meaning specified in Section 9.1.

"Non-U.S. Vendor" means a Vendor that is not a U.S. Person.

"Non-Vendor Parties" means, collectively, Skinject and Purchaser, and "Non-Vendor Party" means any one of them.

"Order" means any order (including any judicial or administrative order and the terms of any administrative consent), judgement, injunction, decree, ruling or award of any court, arbitrator or Governmental Authority.

"Ordinary Course" means, with respect to an action taken by a Person, that such action is consistent with the past practice of the Person and is taken in the ordinary course of the normal day-to-day business and operations of the Person.

"Parties" means RBX, Skinject, the Vendors and Purchaser, and each such Party's successors and permitted assigns and "Party" means any one of them.

"Permit" means any license, permit, certificate, consent, Order, grant, approval, agreement, classification, restriction, registration or other authorization of, from or required by any Governmental Authority.

"Person" shall be broadly interpreted and includes any individual, sole proprietorship, partnership, limited partnership, firm, unincorporated association, unincorporated organization, syndicate, trust, joint venture, body corporate, Governmental Authority, and any other entity or organization of any nature whatsoever, and includes any of the foregoing when they are acting as trustee, executor, administrator or other legal representative.

"Purchaser Approvals" means a resolution approving the Business Combination, the Purchaser Incentive Plan, the Board and Management Changes, the Name Change and such other ancillary matters as may be reasonably requested by RBX or Skinject.

"Purchaser Incentive Plan" means a 10% rolling equity incentive plan of the Purchaser which provides for the issuance of options and restricted stock units.

"Purchaser Securities Documents" has the meaning specified in Section 6.10(a).

"Purchaser Shares" means the common shares of the Purchaser.

"Purchaser Subsidiaries" has the meaning specified in Section 2.4(a)(ii).

"Purchaser Subsidiaries Shares" has the meaning specified in Section 6.6(c).

"Recipient" has the meaning specified in Section 7.2(c).

"Regulation S" means Regulation S under the U.S. Securities Act.

"Resulting Issuer" means the Purchaser following the Closing of the Business Combination.

"Resulting Issuer Registrar and Transfer Agent" means any Person which may be appointed as registrar and transfer agent of the Resulting Issuer from time to time.

"Resulting Issuer Shares" means the Resulting Issuer Shares following the Closing of the Business Combination.

"SEDAR" means the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators.

"Skinject 2021 Convertible Notes" means the outstanding convertible promissory notes of Skinject in the aggregate principal amount of $1,500,000 issued pursuant to the Convertible Note Purchase Agreement between Skinject and certain purchasers dated July 15, 2021, as amended on January 1, 2022.

"Skinject 2022 Convertible Notes" means the convertible promissory notes of Skinject issued pursuant to the Convertible Note Purchase Agreement between Skinject and RBX dated December 6, 2022, of which an aggregate principal amount of $500,000 has been issued as of the date of this Agreement and $500,000 more may be issued pursuant to Section 2.1(c).

"Skinject 2022 SAFE" means the outstanding Amended and Restated simple agreement for future equity of Skinject in the aggregate principal amount of $150,000 issued to Velocity Fund Partners, LP originally issued on December 6, 2022, as amended, amended and restated, or otherwise modified from time to time.

"Skinject Articles" means the articles of incorporation, as amended, of Skinject.

"Skinject Common Shares" means shares of common stock of Skinject.

"Skinject Convertible Notes" means the Skinject 2021 Convertible Notes and the Skinject 2022 Convertible Notes.

"Skinject Financial Statements" means (i) the audited consolidated financial statements of Skinject for the financial years ended December 31, 2021 and December 31, 2022, and the notes thereto prepared in accordance with IFRS, and (ii) the reviewed interim consolidated financial statements of Skinject for the three months ended March 31, 2022 and March 31, 2023, and the notes thereto prepared in accordance with IFRS.

"Skinject Intellectual Property" means the Intellectual Property owned by or purported to be owned by, used by or held for use by, or licensed to Skinject.

"Skinject IP Schedule" has the meaning specified in Section 5.26(b).

"Skinject Material Contracts" has the meaning specified in Section 5.19.

"Skinject Merger Agreement" means the merger agreement to be executed by the Purchaser, Skinject and Subco 1 in connection with the execution of this Agreement in a form acceptable to the Parties.

"Skinject Preferred Shares" means shares of preferred stock of Skinject.

"Skinject Shareholders" means all of the registered and beneficial owners of Skinject Shares.

"Skinject Shares" means the Skinject Common Shares and the Skinject Preferred Shares.

"Subco 1" has the meaning specified in Section 2.4(a).

"Subco 2" has the meaning specified in Section 2.4(a).

"Subscription Receipts" has the meaning specified in Section 2.5(a).

"Tax Act" means the Income Tax Act (Canada), as may be amended from time to time.

"Tax Return(s)" includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by law in respect of Taxes.

"Taxes" includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping duties, all license, franchise and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions.

"Termination Date" means July 15, 2023.

"Treasury Regulations" means the United States Treasury Regulations promulgated under the Code.

"TSX-V" means the TSX Venture Exchange.

"U.S. Person" means a "U.S. Person" as defined in Rule 902(k) of Regulation S.

"U.S. Securities Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

"U.S. Vendor" means a Vendor that is a U.S. Person.

"Vendors" means the Skinject Shareholders who deliver the applicable Joinder Agreement and "Vendor" means any one of them.

1.2 References

The terms "Articles" and "Section" followed by a number and the terms "Schedule" and "Recital" followed by a letter refer to the specified Article, Section, Schedule or Recital in this Agreement unless otherwise expressly stated or the context otherwise requires.

1.3 Headings, etc.

The division of this Agreement into Articles, Sections and Schedules and the insertion of headings are for convenience and reference only and shall not affect in any way the meaning or interpretation of this Agreement.

1.4 Included Words

Words importing the singular number only will include the plural and vice versa where the context requires. Words importing a gender include all genders.

1.5 Currency

All statements or references to dollar amounts in this Agreement are references to U.S. Dollars.

1.6 Including

Where the word "including" or "includes" is used in this Agreement, it means "including (or includes), without limitation".

1.7 Statutory References

Unless otherwise specified, any reference in this Agreement to a statute includes all regulations, rules and policies made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements, supersedes or replaces any such statute, regulation, rule or policy.

1.8 Knowledge

Any reference to the knowledge of Skinject or the Purchaser, as applicable means the knowledge of its named officers.

1.9 Schedules

The schedule attached to and forming part of this Agreement is as follows:

Schedule "A" - Disclosure Schedule

Schedule "B" - Declaration

Schedule "C" - Capitalization Spreadsheet

ARTICLE 2

ACTIVITIES PRIOR TO CLOSING

2.1 Corporate Governance Activities

The following shall occur prior to the Closing Date:

(a) RBX shall use commercially reasonable efforts to, by May 1, 2023: (i) provide Skinject with a term sheet that reflects the terms of the proposed Concurrent Financing, and (ii) provide Skinject with a capitalization table that reflects the expected capitalization of the Resulting Issuer.

(b) Provided that (i) the proposed capitalization table assigns a value not more than $1.2 million (on a cash free, debt free basis) to the Purchaser, (ii) the Concurrent Financing is priced at an enterprise valuation of at least $25,000,000, on a fully diluted, pre-money basis, or otherwise on pricing terms acceptable to the Parties, and (iii) the proposed capitalization table provided pursuant to Section 2.1(a) is consistent with the foregoing clauses of this Section 2.1(b), then RBX shall purchase an additional $500,000 Skinject 2022 Convertible Note within five (5) Business Days after the date hereof.

(c) Skinject shall within five (5) Business Days after the date hereof: (i) obtain a written consent and/or voting proxies of the Skinject Shareholders approving this Agreement and the Business Combination; (ii) execute a written resolution of the board of directors approving the Business Combination and all other matters, agreements and documents contemplated herein and the execution and delivery of this Agreement and the performance of its obligations hereunder; (iii) prepare and deliver the Skinject Financial Statements; (iv) take such steps as may be necessary to cause the Skinject Convertible Notes, the Skinject 2022 SAFE and the Skinject Preferred Shares to be converted into Skinject Common Shares pursuant to the Conversion Agreement prior to the consummation of the Merger.

(d) Purchaser shall obtain the Purchaser Approvals.

2.2 Concurrent Financing & TSX-V

Following the signing of this Agreement, the Purchaser, RBX and Skinject shall use commercially reasonable efforts to: (i) complete the Concurrent Financing; and (ii) make all necessary submissions to the TSX-V in connection with the Business Combination.

2.3 Conversion of the Skinject Convertible Notes, Skinject 2022 SAFE and Skinject Preferred Shares

Skinject shall take such actions as may be necessary to cause all Skinject Convertible Notes, the Skinject 2022 SAFE and all Skinject Preferred Shares to convert into Skinject Common Shares immediately prior to the Merger, in each case pursuant to the terms of the Conversion Agreement.

2.4 Purchaser Subsidiaries

(a) Following the signing of this Agreement, the Purchaser shall incorporate the following wholly owned subsidiaries:

(i) a corporation incorporated under the laws of Delaware or Pennsylvania and having such name as may be determined by the Purchaser, acting reasonably ("Subco 1"); and

(ii) a corporation incorporated under the laws of British Columbia and having a numbered name or such other name as may be determined by the Purchaser, acting reasonably ("Subco 2", and together wih Subco 1, the "Purchaser Subsidiaries");

(b) The organization of Subco 1 shall be as follows:

(i) Registered Office. The registered office shall be in Pennsylvania or Delaware.

(ii) Authorized Capital. The authorized capital shall consist of 1,000 shares of common stock;

(iii) Restrictions on Share Transfer: The transfer of common shares of Subco 1 shall not be subject to any restrictions.

(iv) Number of Directors. The minimum number of directors shall be one and the maximum number of directors shall be ten.

(v) First Director and Officer. The initial number of directors shall be one. The first director and officer shall be Dr. Raza Bokhari.

(c) The organization of Subco 2 shall be as follows:

(i) Registered Office. The registered office shall be situated at 666 Burrard Street, Suite 2500, Vancouver, British Columbia, V6C 2X8.

(ii) Authorized Capital. The authorized capital shall consist of an unlimited number of common shares;

(iii) Restrictions on Share Transfer: The transfer of common shares of Subco 2 shall not be subject to any restrictions.

(iv) Number of Directors. The minimum number of directors shall be one and the maximum number of directors shall be ten.

(v) First Director and Officer. The initial number of directors shall be one. The first director and officer shall be Dr. Raza Bokhari.

2.5 Concurrent Financing

(a) It is contemplated that the Concurrent Financing will be conducted by way of a subscription receipt financing, whereby a special purpose entity will be incorporated ("Finco") and certain investors will invest cash for subscription receipts (the "Subscription Receipts") of Finco, with each Subscription Receipt representing the right of the holder thereof to receive, immediately prior to Closing, one (1) common share of Finco (a "Finco Share"), without any further act or formality, and for no additional consideration.

(b) On Closing, as a result of the Amalgamation, the holders of Finco Shares will receive Resulting Issuer Shares on the basis of a one-for-one share exchange ratio, without any further act or formality, and for no additional consideration.

(c) The Parties agree and covenant to assist each other and any agents with respect to the Concurrent Financing and approve the entering into of a subscription receipt agreement or other similar agreement with respect to the Concurrent Financing on terms acceptable to RBX, Skinject and the Purchaser, each acting reasonably.

(d) Notwithstanding the foregoing, the Parties understand and agree that the Concurrent Financing may occur in a different manner and on different terms than as described in this Section 2.5, provided that such manner and terms are reasonably acceptable to the Parties.

2.6 Listing Application

(a) Promptly after the execution of this Agreement, the Purchaser and Skinject shall jointly prepare and complete the Listing Application together with any other documents required by applicable laws and the rules and policies of the TSX-V in connection with the Business Combination, and Purchaser shall, as promptly as reasonably practicable after obtaining the approval of the TSX-V as to the final Listing Application, file such final Listing Application on SEDAR, if required.

(b) Each Party shall furnish to the other Parties all such information as may be reasonably required by a party in the preparation of the Listing Application and other documents related thereto, and the Party supplying such information shall ensure that it does not contain any untrue statement of a Material Fact or omit to state a Material Fact required to be stated therein in order to make any information so furnished not misleading in light of the circumstances in which it is disclosed.

(c) Each Party shall promptly notify the other parties if, at any time before the Closing, a Party becomes aware that the Listing Application contains an untrue statement of a Material Fact or omits to state a Material Fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Listing Application and the Parties shall co-operate in the preparation of any amendment or supplement as required or as appropriate.

ARTICLE 3

BUSINESS COMBINATION

3.1 Purchaser Articles

The Parties agree that Purchaser shall take all necessary steps to complete and file articles of amendment under the BCBCA, in its prescribed form, giving effect to the Name Change and the Board and Management Changes, as applicable, and shall take all necessary steps to give effect thereto.

3.2 Merger of Skinject and Subco 1

(a) Skinject, the Purchaser and Subco 1 shall enter into the Skinject Merger Agreement and shall effect the reverse triangular merger set forth in the Skinject Merger Agreement in accordance with this Section 3.2 (the "Merger").

(b) On the Effective Date, Skinject and Subco 1 shall jointly complete and file an executed Articles of Merger meeting the requirements of the Pennsylvania Business Corporation Law with the Department of State of the Commonwealth of Pennsylvania (the "Articles of Merger").

(c) Upon the filing of the Articles of Merger giving effect to the Merger, Subco 1 shall be merged with and into Skinject and Skinject shall continue as the surviving entity of such merger on the date of the Merger (the "Effective Date") under the terms and conditions prescribed in the Skinject Merger Agreement.

(d) At the Effective Time and in connection with the Merger:

(i) Subject to the rights of dissenting shareholders as provided the Skinject Merger Agreement, each Skinject Shareholder (other than the Purchaser) shall exchange its Skinject Shares with the Purchaser for the right to receive fully paid and non- assessable Resulting Issuer Shares in accordance with the Capitalization Spreadsheet.

(ii) Skinject Shareholders shall become the registered holders of the Resulting Issuer Shares to which they are entitled, calculated in accordance with the provisions and as specified in the Capitalization Spreadsheet.

(iii) Certificates or other evidence representing the Skinject Shares shall cease to represent any claim upon or interest in Skinject other than the right of the holder to receive, pursuant to the terms hereof, Resulting Issuer Shares, in accordance with this Agreement.

(iv) Any Skinject Shares held by the Purchaser immediately prior to the Effective Time shall not be converted in the Merger.

(v) Skinject shall become a wholly-owned subsidiary of the Purchaser.

3.3 Exchange of Subscription Receipts

Each Subscription Receipt will automatically be exchanged for one (1) Finco Share pursuant to the terms and conditions of the Subscription Receipts and the subscription receipt agreement to be entered into in connection with the Concurrent Financing.

3.4 Amalgamation of Finco and Subco 2

Finco, Subco 2 and the Purchaser agree to effect a "three-cornered amalgamation" (the "Amalgamation") whereby Finco and Subco 2 will amalgamate with the resulting entity ("Amalco") constituting a continuation of each of Finco and Subco 2 under applicable law and whereby:

(a) each Finco Share held by a Finco Shareholder shall be cancelled and in consideration therefor each Finco Shareholder shall receive one (1) fully paid and non-assessable Resulting Issuer Share for each such Finco Share.

(b) each Subco 2 share held by the Purchaser shall be cancelled and in consideration therefor the Purchaser shall receive one (1) fully-paid and non-assessable Amalco Share for each such Subco 2 share;

(c) each holder of Finco Compensation Warrants shall receive Resulting Issuer Shares in lieu of Finco Shares upon the exercise thereof and payment of the applicable exercise price, all in accordance with the terms of the certificates evidencing the Finco Compensation Warrants;

(d) in consideration of the issuance of Resulting Issuer Shares pursuant to Section 3.4(a), Amalco shall issue to the Purchaser one Amalco Share for each Resulting Issuer Share issued; and

(e) Amalco will become a wholly owned subsidiary of the Purchaser.

(f) Upon the issuance of the certificate of amalgamation for Amalco: (i) the amalgamation of Finco and Subco 2 and their continuation as one corporation becomes effective; (ii) the property of each of Finco and Subco 2 shall continue to be the property of Amalco; (iii) Amalco shall continue to be liable for the obligations of Finco and Subco 2; (iv) any existing cause of action, claim, or liability to prosecution against Finco or Subco 2 shall be unaffected; (v) a civil, criminal or administrative action or proceeding pending by or against Finco or Subco 2 may be continued to be prosecuted by or against Amalco; (vi) a conviction against, or ruling, order or judgment in favour of or against, Finco or Subco 2 may be enforced by or against Amalco; (vii) the articles of amalgamation are deemed to be the articles of incorporation of Amalco and the certificate of amalgamation is deemed to be the certificate of incorporation of Amalco; and (viii) Amalco shall be a wholly owned subsidiary of the Purchaser.

3.5 Wind-up of Amalco

Immediately following the completion of the Business Combination, Amalco will be dissolved into the Purchaser and the assets of Amalco (which will consist of the funds invested by the investors in the Concurrent Financing net of expenses) will be transferred to the Purchaser.

3.6 Sequence

The Parties intend and agree that the transactions set forth in Sections 3.1 through 3.5 shall be completed as specified and that no single transaction of Sections 3.1 through 3.5 shall be completed without the intent of the Parties to complete the remaining transactions.

3.7 Organization of Amalco

(a) Name. Amalco shall have a numbered name or such other name as may be determined by the Resulting Issuer, acting reasonably.

(b) Registered Office. The registered office of Amalco shall be situated at 666 Burrard Street, Suite 2500, Vancouver, British Columbia, V6C 2X8.

(c) Authorized Capital. Amalco shall be authorized to issue an unlimited number of Amalco Shares.

(d) Restrictions on Share Transfer: The transfer of shares of Amalco shall not be subject to any restrictions.

(e) Number of Directors. The minimum number of directors of Amalco shall be one and the maximum number of directors shall be ten.

(f) First Directors. The initial number of directors of Amalco shall be one. The first director of Amalco shall be Dr. Raza Bokhari.

(g) Officers. The officers of Amalco, until changed or added to by the board of directors of Amalco, shall be as follows:

Name	Office

Dr. Raza Bokhari	Executive Chairman & CEO

James Quinlan	Chief Financial Officer

Dr. Edward Brennan	Chief Medical Officer

Maryann Adesso	Chief of Staff

(h) Fiscal Year. The fiscal year end of Amalco shall be December 31.

(i) Restrictions on Business. There shall be no restrictions on the business that Amalco may carry on.

3.8 Resulting Issuer

(a) Name. The name of the Resulting Issuer shall be "Medicus Pharma" or such other name as might be approved by the shareholders of Purchaser and the TSX-V.

(b) Registered Office. The registered office of the Resulting Issuer shall be situated at Suite 3400, One First Canadian Place, 100 King Street West, Toronto, Ontario, Canada M5X 1A4.

(c) First Directors. The number of first directors of the Resulting Issuer shall be seven. Subject to the receipt of all necessary approvals, the first directors of the Resulting Issuer shall be Dr. Raza Bokhari, Dr. Larry Kaiser, Robert J. Ciaruffoli, Frank Lavelle and one additional independent director to be nominated by Skinject. The first directors shall hold office until the first annual meeting of the shareholders of the Resulting Issuer, or until their successors are duly appointed or elected.

(d) Officers. The officers of the Resulting Issuer, until changed or added to by the board of directors of the Resulting Issuer, shall be as follows:

Name	Office

Dr. Raza Bokhari	Executive Chairman & CEO

James Quinlan	Chief Financial Officer

Dr. Edward Brennan	Chief Medical Officer

Maryann Adesso	Chief of Staff

(e) First Auditors. The auditors of the Resulting Issuer shall be MNP LLP. The auditors of the Resulting Issuer shall hold office until the first annual meeting of shareholders of the Resulting Issuer following the Business Combination or until their successor is appointed.

(f) Fiscal Year. The fiscal year end of the Resulting Issuer shall be December 31.

3.9 Withholding

Notwithstanding anything in this Agreement to the contrary, the Purchaser and any applicable withholding agent shall be entitled to deduct and withhold from any consideration (including shares or other property) otherwise payable, issuable or transferable pursuant to any of the transactions contemplated by this Agreement, such amounts as are required to be deducted and withheld with respect to such payment, issuance or transfer under the Tax Act, Code or any provision of provincial, state, local or non-Canadian tax law, in each case as amended. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid, issued or transferred to the Person in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

3.10 Certificates

Upon Closing: (i) the registered holders of Finco Shares shall cease to be holders of Finco Shares, and shall be deemed to be registered holders of the Resulting Issuer Shares to which they are entitled in accordance with Sections 3.2 and 3.4 hereof, (ii) all certificates evidencing Finco Shares shall be null and void without further act or formality; and (iii) on or after Closing, subject to Section 3.12 hereof, the Resulting Issuer shall provide instructions to the Resulting Issuer Registrar and Transfer Agent to deliver such certificates or other evidence of ownership representing the number of Resulting Issuer Shares to which they are so entitled and/or register such Resulting Issuer Shares in book-entry only format in CDS's name, provided that any holder of Finco Shares immediately prior to the Amalgamation that is outside of Canada will not be entitled to receive delivery of any Resulting Issuer Shares unless and until such holder provides any and all such representations, warranties, covenants or agreements as may be required by the Resulting Issuer, in its sole discretion, in order to establish the availability of an exemption from any registration requirements of the U.S. Securities Act and any Applicable Securities Laws in connection with the distribution of the Resulting Issuer Shares to such holder.

3.11 Fractional Securities

No fractional securities of Skinject, the Purchaser or the Resulting Issuer will be issued. If a securityholder would otherwise be entitled to a fractional security upon the completion of any of the transactions contemplated in this Agreement, the number of securities to be issued to such securityholder shall be rounded down to the next lesser whole number of such security, and such securityholder shall not receive or be entitled to any compensation or payment in lieu of such fractional security.

3.12 U.S. Securities Law Restrictive Legend

(a) The Resulting Issuer Shares issuable to holders of Skinject Shares and Finco Shares and any other securities of the Resulting Issuer issued in connection with this Agreement ("Resulting Issuer Securities") to any Persons, who are in the United States or are U.S. Persons: (i) have not been and will not be registered under the U.S. Securities Act or any state securities laws, (ii) are being or will be issued to such holders in reliance on exemptions from the registration requirements of the U.S. Securities Act and in reliance upon similar exemptions from applicable state securities laws, and (iii) the Resulting Issuer Shares and the Resulting Issuer Securities are "restricted securities" and may not be offered or sold in the United States, unless such securities are registered under the U.S. Securities Act and any applicable state securities law or an exemption from such registration is available.

(b) The Parties acknowledge and agree that, in addition to any other legends that may be affixed to the securities issued in connection with the Merger or the Amalgamation, upon the original issuance of the Resulting Issuer Shares to Persons in the United States or U.S. Persons who are holders of Skinject Shares or Finco Shares, as applicable, in connection with the Merger or the Amalgamation, and until such time as the same is no longer required under applicable requirements of the U.S. Securities Act or applicable state securities laws, certificates representing such securities and all certificates issued in exchange therefor or in substitution thereof, shall bear or be deemed to bear the following legend:

"THE SECURITIES REPRESENTED HEREBY AND THE SECURITIES ISSUABLE UPON EXERCISE OR CONVERSION HEREOF, AS APPLICABLE, HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY ACQUIRING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE ISSUER (THE "CORPORATION") THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION; (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS; (C) IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY (i) RULE 144 OR (ii) RULE 144A THEREUNDER, IF AVAILABLE AND IN COMPLIANCE WITH STATE SECURITIES LAWS OR (D) WITHIN THE UNITED STATES PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, PROVIDED, IN THE CASE OF AN OFFER, SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE OR OTHER TRANSFER PURSUANT TO (C)(i) or (D), THE HOLDER SHALL HAVE PROVIDED TO THE CORPORATION AN OPINION OF COUNSEL TO THE EFFECT THAT THE PROPOSED TRANSFER MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, WHICH OPINION AND COUNSEL MUST BE REASONABLY SATISFACTORY TO THE CORPORATION. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE "GOOD DELIVERY" IN

SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA OR ELSEWHERE.

IF APPLICABLE, THESE SECURITIES MAY NOT BE EXERCISED OR CONVERTED IN THE UNITED STATES OR BY OR FOR THE ACCOUNT OR

BENEFIT OF A U.S. PERSON OR A PERSON IN THE UNITED STATES UNLESS THESE SECURITIES AND THE UNDERLYING SECURITIES HAVE BEEN REGISTERED UNDER THE U.S. SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE. "UNITED STATES" AND "U.S. PERSON" ARE AS DEFINED BY REGULATION S UNDER THE U.S. SECURITIES ACT."

(c) If the securities bearing the legend set forth above are being sold outside the United States in compliance with the requirements of Rule 904 of Regulation S, the Resulting Issuer shall promptly cause the registrar and transfer agent to remove any legend on a share certificate required by the U.S. Securities Act to permit sales made in reliance on Rule 904 of Regulation S, including the legend set forth above, upon receipt by the Resulting Issuer of an executed Declaration.

(d) If the securities bearing the legend set forth above are being sold otherwise than in accordance with Rule 904 of Regulation S, the legend set forth above shall be promptly removed upon receipt by the registrar and transfer agent of an opinion of counsel of recognized standing in form and substance reasonably satisfactory to the Resulting Issuer that such legend is no longer required under applicable requirements of the U.S. Securities Act or applicable securities laws of any state of the United States.

3.13 U.S. Tax Matters

(a) Subject to Section 6.8 hereof, each Party agrees that: (i) the Merger contemplated by Section 3.2 of this Agreement is intended to qualify as a reorganization under Section 368(a) of the Code, (ii) the Amalgamation and liquidation of Amalco contemplated by Sections 3.4 and 3.5 of this Agreement, taken together, are intended to qualify as a "reorganization" pursuant to Section 368(a) of the Code; (iii) the Parties shall retain such records and file such information as is required to be retained and filed pursuant Treasury Regulations Section 1.368-3 in connection with each of the transactions set forth in subsection (i) and (ii); and (iv) the Parties shall otherwise use their commercially reasonable efforts to cause the transactions set forth in subsection (i) to qualify as a reorganization under Section 368(a) of the Code and the transactions set forth in subjection (ii), taken together, to qualify as a "reorganization" pursuant to Section 368(a) of the Code. In connection with transactions described in subsections (i) and (ii), the Parties agree to treat the Purchaser as a United States domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code. Except as otherwise required by this Agreement, no Party shall take any action, fail to take any action, cause any action to be taken or cause any action to fail to be taken that could reasonably be expected to prevent: (1) the transactions described in subsection (i) from qualifying as an exchange pursuant to Section 368(a) of the Code; (2) the transactions described in subsection (ii), taken together, from qualifying as a "reorganization" pursuant to Section 368(a) of the Code; or (3) the Purchaser from being treated as a United States domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code. Subject to Section 6.8 hereof, each Party hereto agrees to act in good faith, consistent with the terms of this Agreement and the intent of the Parties and the intended treatment of such transactions as set forth in this Section 3.14(a).

(b) Prior to the Effective Date, (i) Skinject shall deliver or cause to be delivered to Purchaser a certificate conforming to the requirements of Treasury Regulations Section 1.1445-2(c) and Section 1.897-2(h), and (ii) Finco shall deliver or cause to be delivered to Purchaser a certificate certifying that the assets of Finco are not U.S. real property interests within the meaning of Section 897(c) of the Code and Treasury Regulations Section 1.897-1(c), in each case, in such form as may be requested by Purchaser.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF RBX

RBX represents and warrants as of the date hereof and as of the Closing Date to the Purchaser and Skinject as follows, and acknowledges and confirms that the Purchaser and Skinject is each relying upon these representations and warranties in connection with the Business Combination.

4.1 Corporate Existence

RBX is duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

4.2 Due Authorization

(a) RBX has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to complete the Business Combination.

(b) This Agreement has been duly executed and delivered by RBX and constitutes a legal, valid and binding obligation of RBX, enforceable against RBX in accordance with its terms, except: (i) as may be limited by bankruptcy, reorganization, insolvency and similar laws of general application relating to or affecting the enforcement of creditors' rights or the relief of debtors; and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SKINJECT

Skinject represents and warrants as of the date hereof and as of the Closing Date to RBX and Purchaser as follows except as disclosed in the Disclosure Schedule, and acknowledges and confirms that RBX and the Purchaser are each relying upon these representations and warranties in connection with the Business Combination.

5.1 Corporate Existence

Skinject is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the corporate power and authority to own, lease or operate its assets and conduct its business as now conducted. Skinject is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary. Skinject is in good standing and not in default with respect to the filings required under the applicable Laws, including Applicable Securities Laws.

5.2 Authorization and Binding Effect

(a) Skinject has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to complete the Business Combination.

(b) This Agreement has been duly executed and delivered by Skinject and constitutes a legal, valid and binding obligation of Skinject, enforceable against Skinject in accordance with its terms, except: (i) as may be limited by bankruptcy, reorganization, insolvency and similar laws of general application relating to or affecting the enforcement of creditors' rights or the relief of debtors; and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5.3 Conflicts

(a) The execution, delivery and performance by Skinject of this Agreement does not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(i) result in a violation of its articles, by-laws, constitution, or similar constating documents of Skinject or of any resolutions of the directors or shareholders of Skinject;

(ii) result in the violation of any Law applicable to Skinject or its business;

(iii) result in the creation of any Encumbrance on any of Skinject's assets or its shares or securities; or

(iv) conflict with, result in the breach of or constitute a default or give to others a right of termination, cancellation or revocation, the creation or acceleration of any obligation under or the loss of any material benefit under, or the creation of any benefit or right of any third party under any Authorization held by Skinject or any Contract to which Skinject is a party.

5.4 Consents

No consent, approval, order or authorization of, or registration, declaration or filing with, any third party or Governmental Authority is required by or with respect to Skinject in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder and to complete the Business Combination other than: (i) the approval of the Skinject Shareholders; (ii) consents, approvals, authorizations and waivers which have been obtained (or will be obtained prior to the Closing Date) and are unconditional, and in full force and effect, and notices which have been given on a timely basis; and (iii) those which, if not obtained or made, would not prevent or delay the consummation of the Business Combination or otherwise prevent Skinject from performing its obligations under this Agreement.

5.5 Insolvency

Skinject is not insolvent nor has it committed an act of bankruptcy, proposed a compromise or arrangement to their creditors generally, had any petition for the granting of a receiving order in bankruptcy filed against it, made a voluntary assignment into bankruptcy or taken any proceeding to have itself dissolved, wound- up or declared bankrupt or to have a receiver appointed in respect of all or any portion of its assets or commenced proceedings for any amalgamation, continuation or other corporate reorganization, nor are any such proceedings pending.

5.6 Authorized and Issued Capital

(a) The issued and outstanding capital of Skinject as at the date of this Agreement is 6,434,000 Skinject Common Shares, 7,196,069 shares of Skinject Series A Preferred Stock and 1,893,065 shares of Skinject Series A-1 Preferred Stock.

(b) The Skinject Shares, the Skinject Preferred Shares, the Skinject Convertible Notes and the Skinject 2022 SAFE are the only outstanding securities of Skinject, including any securities convertible, exchangeable or exercisable into shares or securities of Skinject. At the Closing Time, the Skinject Shares (including Skinject Shares issued pursuant to the Conversion Agreement described in Section 2.3), shall be the only outstanding securities of Skinject, including any securities convertible, exchangeable or exercisable into shares or securities of Skinject. Other than as contemplated in this Agreement, no person has any agreement, option, right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, including convertible securities, options, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any unissued Skinject Shares or other securities of Skinject.

(c) All of the Skinject Shares have been or shall be duly and validly issued in compliance with all applicable Laws and are or shall when issued be fully paid and non-assessable.

5.7 No Other Agreements to Purchase

No Person has any written or oral agreement, option, warrant, understanding or commitment or any right or privilege (whether by Law, contract or otherwise) capable of becoming such for the purchase or acquisition of any securities of Skinject, except for the Purchaser under this Agreement, the Skinject Convertible Notes, and the Skinject 2022 SAFE, and none of such shares and securities of Skinject are subject to any voting trust, shareholders agreement, voting agreement or other agreement with respect to the disposition or enjoyment of any rights of such securities of Skinject other than as contained in the Skinject Articles and the Shareholder Agreement among Skinject and its shareholders party thereto dated as of May 11, 2015 (as amended or modified from time to time).

5.8 Adverse Claims

There are no outstanding material adverse claims or challenges of any kind whatsoever, including without limitation claims or challenges by third parties, against or to the ownership of, or title to, the Skinject Shares, nor, to the knowledge of Skinject, is there any basis therefor.

5.9 Subsidiaries

As at the date of this Agreement, Skinject has no subsidiaries and holds no shares or other ownership, equity or proprietary interests in any other Person and Skinject does not have any agreements to acquire or lease any material assets or properties or any other business operations, other than as contemplated by this Agreement. As at the Closing, Skinject will have no subsidiaries and will hold no shares or other ownership, equity or proprietary interests in any other Person and Skinject will not have any agreements to acquire or lease any assets or properties or any other business operations.

5.10 Non-Reporting Issuer

Skinject is not a reporting issuer under Applicable Canadian Securities Laws or equivalent foreign regulations, and there is no published market for any securities of Skinject.

5.11 Dividends and Distributions

Since incorporation, Skinject has not, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares of any class or agreed to do so. Except as contemplated by the Conversion Agreement or the terms of the Skinject Convertible Notes, the Skinject 2022 SAFE or the Skinject Articles, Skinject has no obligation to pay any dividends.

5.12 Corporate Records

The Corporate Records of Skinject are complete and accurate and all corporate proceedings and actions reflected in their respective Corporate Records have been conducted or taken in compliance with all applicable Laws and its constating documents. Without limiting the generality of the foregoing, for Skinject: (i) the minute books contain complete and accurate (in all material respects) minutes of all meetings of the directors and shareholders held since incorporation and all such meetings were properly called and held; (ii) the minute books contain all resolutions passed by the directors and shareholders (and committees, if any) and all such resolutions were properly passed; (iii) the share certificate books, register of shareholders and register of transfers are complete and accurate (in all material respects), all transfers have been properly completed and approved and any tax payable in connection with the transfer of any securities has been paid; and (iv) the registers of directors and officers are complete and accurate (in all material respects) and all former and present directors and officers were properly elected or appointed, as the case may be.

5.13 Books and Records

All Books and Records of Skinject have been fully, properly and accurately kept and completed in all material respects.

5.14 Conduct of Business in Ordinary Course

Since December 31, 2022, Skinject has not, other than in connection with the Business Combination or as disclosed in the Data Room and identified in the Disclosure Schedule:

(a) sold, transferred or otherwise disposed of any material assets;

(b) acquired or agreed to acquire any Person or other business organization or division, or acquired or agreed to acquire any material assets;

(c) issued, sold, pledged, hypothecated, leased, disposed of, encumbered or agreed to issue, sell, pledge, hypothecate, lease, dispose of or encumber any shares or other securities or any right, option or warrant with respect thereto;

(d) made any material capital expenditure or commitment;

(e) increased its indebtedness for borrowed money or made any loan or advance, or assumed, guaranteed or otherwise became liable with respect to the liabilities or obligation of any Person;

(f) removed any auditor or director or terminated any officer or other senior employee;

(g) granted any general increase in the rate of wages, salaries, bonuses or other remuneration of any employees;

(h) suffered any extraordinary loss or damages, whether or not covered by insurance;

(i) cancelled or waived any material Claims or rights;

(j) compromised or settled any litigation, proceeding or other governmental action relating to its assets or business;

(k) cancelled or reduced any of its insurance coverage;

(l) entered into any related party transaction; or

(m) authorized, agreed or otherwise committed, whether or not in writing, to do any of the foregoing.

5.15 Material Adverse Change

There has been no Material Adverse Change in the business, prospects, operations, results of operations, assets, capitalization or condition, financial or otherwise, of Skinject and Skinject has not experienced, nor is it aware of any occurrence or event which has, or might reasonably be expected to have, a Material Adverse Change on the business, prospects, operations, results of operations, assets, capitalization or condition (financial or otherwise) which would constitute a Material Adverse Change. This Section 5.15, does not extend to any of the other representations or warranties contained herein that are qualified by a Material Adverse Change.

5.16 Compliance with Laws

Skinject is conducting and has always conducted its business in compliance with all applicable Laws other than acts of non- compliance which, in the aggregate, are not material.

5.17 Anti-Corruption

Neither Skinject nor any of their respective directors or officers nor any representative acting on behalf of Skinject, has, directly or indirectly, (i) violated any anti-bribery or anti-corruption Laws, including the Corruption of Foreign Public Officials Act (Canada) and the U.S. Foreign Corrupt Practices Act, or (ii) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, that goes beyond what is reasonable and customary: (A) to any government official, whether directly or through any other person, for the purpose of influencing any act or decision of a government official in his or her official capacity, inducing a government official to do or omit to do any act in violation of his or her lawful duties, securing any improper advantage, inducing a government official to influence or affect any act or decision of any governmental authority, or assisting any representative of Skinject in obtaining or retaining business for or with, or directing business to, any person; (B) to any person in a manner which would constitute or have the purpose or effect of public or commercial bribery, or the acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage; or (C) violated or is in violation of any provision of the Criminal Code (Canada) relating to foreign corrupt practices, including making any contribution to any candidate for public office, in either case, where either the payment or gift or the purpose of such contribution payment or gift was or is prohibited under the foregoing, and none of Skinject nor to the knowledge of any director, officer, employee, consultant, representative or agent of Skinject, has (i) conducted or initiated any review, audit, or internal investigation that concluded that Skinject, or any director, officer, employee, consultant, representative or agent of the foregoing violated such laws or committed any material wrongdoing, or (ii) made a voluntary, directed, or involuntary disclosure to any governmental authority responsible for enforcing anti-bribery or anti-corruption laws, in each case with respect to any alleged act or omission arising under or relating to non- compliance with any such laws, or received any notice, request, or citation from any person alleging noncompliance with any such laws. The operations of Skinject are and have been conducted at all times in compliance with the applicable financial recordkeeping and reporting requirements of the money laundering statutes and Laws of all applicable jurisdictions; and no action, Claim, notice of assessment, suit or proceeding by or before any commission, court, Governmental Authority, arbitrator or non-Governmental Authority involving Skinject with respect to such money laundering statutes and Laws is pending or, to the knowledge of Skinject, threatened.

5.18 Authorizations

Skinject owns, holds, possesses or lawfully uses in the operation of its business, all Authorizations which are, in any manner, necessary for it to conduct its business as presently or previously conducted or as proposed to be conducted following completion of the Business Combination or for the ownership and use of its assets in compliance with all applicable Laws. Each Authorization is valid, subsisting and in good standing, Skinject is not in default or breach of any Authorization and no proceeding is pending or, to the knowledge of Skinject, threatened to revoke or limit any Authorization. All Authorizations are renewable by their terms or in the Ordinary Course without the need for the applicable Skinject Company to comply with any special rules or procedures, agree to any materially different terms or conditions or pay any amounts other than routine filing fees. Other than those required in the Ordinary Course, no registrations, filings, applications, notices, transfers, consents, approvals, audits, qualifications, waivers or other action of any kind is required by virtue of the execution and delivery of this Agreement, or of the consummation of the Business Combination: (a) to avoid the loss of any material Authorization or any material asset, property or right pursuant to the terms thereof, or the violation or breach of any Law applicable thereto, or (b) to enable Skinject to hold and enjoy the same immediately after the Closing Date in the conduct of their business as conducted prior to the Closing Date. Skinject has no reason to believe that Skinject will be unable to obtain any Authorization that might be required by Skinject to operate the business contemplated to be operated by Skinject following the completion of the Business Combination.

5.19 Material Contracts

Except for the Contracts provided by Skinject in the Data Room, (collectively, the "Skinject Material Contracts") or those Contracts which have been or shall be entered into in connection with the Business Combination, Skinject is not a party to or bound by:

(a) any continuing Contract for the purchase of materials, supplies, equipment or services;

(b) any Contract that expires or may be renewed at the option of any Person so as to expire more than one year after the date of this Agreement;

(c) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, including any Encumbrances related thereto, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with IFRS;

(d) any Contract for capital expenditures;

(e) any Contract pursuant to which Skinject is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(f) any Contract with any Person with whom Skinject does not deal at arm's length or that was not entered into in the Ordinary Course;

(g) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person; or

(h) any Contract the termination of which would have a Material Adverse Change on Skinject.

5.20 No Breach of Material Contracts

Skinject has performed all of the obligations required to be performed by it and is entitled to all benefits under, and to the knowledge of Skinject is not alleged to be in default of any of the Skinject Material Contracts. Each of the Skinject Material Contracts is in full force and effect, unamended, and to the knowledge of Skinject there exists no default or event of default or event, occurrence, condition or act (including the completion of the Business Combination) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any of the Skinject Material Contracts.

5.21 No Breach of Other Contracts

Skinject has not violated or breached, in any material respect, any of the terms or conditions of any Contract (other than the Skinject Material Contracts), and to the knowledge of Skinject, all the covenants to be performed by any other party to such Contracts have been fully performed in all material respects.

5.22 Financial Statements

(a) The Draft Skinject Financial Statements and the Skinject Financial Statements have been, or will be, prepared in accordance with IFRS, applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), are true and correct and present fairly the assets, liabilities, (whether accrued, absolute, contingent or otherwise) and financial position of Skinject as at the respective dates of the relevant statements and the results of operations and the changes in financial position of Skinject for the periods specified.

(b) Skinject maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) access to assets is permitted only in accordance with management's general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) The Skinject Financial Statements will not vary materially from the Draft Skinject Financial Statements.

5.23 Undisclosed Liabilities

Other than as disclosed in the Draft Skinject Financial Statements, Skinject does not have any material liabilities or obligations of any nature that, either individually or in the aggregate, are material (whether absolute, accrued, contingent or otherwise) except for current liabilities as disclosed in the Draft Skinject Financial Statements or incurred in the Ordinary Course since December 31, 2022. Skinject has not granted any Encumbrance over its assets or in any particular asset or guaranteed or agreed to guarantee any debt, liability or other obligation of any kind whatsoever of any Person.

5.24 Litigation and Compliance

(a) There are no actions, suits or proceedings, at Law or in equity, by any Person nor any arbitration, administrative or other proceeding by or before (or to the knowledge of Skinject, any investigation by) any Governmental Authority pending, or, to the knowledge of Skinject, threatened against or adversely affecting Skinject or any of its assets or that question or challenge the validity of this Agreement or the Business Combination, and Skinject knows of no valid basis for any such action, suit, proceeding, arbitration or investigation by or against Skinject. Skinject is not subject to any judgment, Order or decree entered in any lawsuit or proceeding nor has Skinject settled any Claim prior to being prosecuted in respect of it. Skinject is not the plaintiff or complainant in any action, suit or proceeding.

(b) Skinject has conducted and is conducting its businesses in compliance with, and is not in default or violation under, and have not received notice asserting the existence of any default or violation under, any Law applicable to its business or operations, except for non- compliance, defaults and violations which would not, in the aggregate, have a Material Adverse Change.

(c) Neither Skinject, nor any asset of Skinject is subject to any judgment, order or decree entered in any lawsuit or proceeding which has had, or which is reasonably likely to have, a Material Adverse Change or which is reasonably likely to prevent Skinject from performing its obligations under this Agreement.

(d) Skinject has duly filed or made all reports and returns required to be filed by it with any Governmental Authority and has obtained all permits, licenses, consents, approvals, certificates, registrations and authorizations (whether governmental, regulatory or otherwise) which are required in connection with its business and operations, except where the failure to do so has not had and would not have a Material Adverse Change.

5.25 Title to Assets

Skinject owns (with good and marketable title) all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) that it respectively purports to own including all the properties and assets reflected as being owned by its Books and Records and the Draft Skinject Financial Statements. Skinject has legal and beneficial ownership of its assets free and clear of all Encumbrances, including any agreements which would have a Material Adverse Change on such properties or assets. There are no written or oral agreements, options, understandings or commitments, or any right or privilege capable of becoming such for the purchase or other acquisition from Skinject of its assets. The tangible personal property of

Skinject is in good operating condition and repair having regard to their use and age and are adequate and suitable for the uses to which they are being put. None of such tangible assets are in need of maintenance or repairs except for routine maintenance and repairs in the ordinary course that are not material in nature or cost.

5.26 Intellectual Property

(a) Skinject owns or has the legal right to use the Intellectual Property currently used, and as currently proposed to be used in the future, in the conduct of the business of Skinject, free and clear of any Encumbrance, and to the knowledge of Skinject, the ownership or use of such Intellectual Property and any other intellectual property rights owned or used by Skinject does not conflict with, violate or infringe upon the proprietary rights of any other Person.

(b) Prior to Closing, Skinject shall deliver a true and complete list, which accurately sets forth of all of the Intellectual Property owned or used by or licensed to, where applicable, Skinject in the conduct of its business (the "Skinject IP Schedule"), including: (a) the owner thereof, (b) the date of expiration and date of application, jurisdiction of application, designated nations for patent application and priority filing dates and deadlines, if any, (c) whether such ownership or licensing rights are exclusive, and (d) in respect of any license to Skinject, the term of, the applicable restrictions respecting use and sub-licensing and any royalties or fees owing or payable respecting, such rights.

(c) Except as otherwise set forth on the Skinject IP Schedule, no royalties or fees are payable by Skinject to any Person in respect of any Intellectual Property.

(d) Except as otherwise set forth on the Skinject IP Schedule, all licenses are valid and in good standing, and to the knowledge of Skinject, are adequate and sufficient to permit Skinject to conduct its business as currently conducted and as currently proposed to be conducted.

(e) Except as otherwise set forth on the Skinject IP Schedule, Skinject is the unencumbered owner of all right, title and interest in any and all of the Skinject Intellectual Property or has the sole and exclusive right to use the Skinject Intellectual Property and Skinject has not entered into any licenses, sublicenses or agreements relating to the use or any other rights thereto by any other Person of any Intellectual Property other than in the Ordinary Course and, to Skinject's knowledge, no infringement exists upon the Skinject Intellectual Property by any other Person.

(f) To the knowledge of Skinject, except as disclosed in the Skinject IP Schedule, no charge or claim is pending or threatened to the effect that the sale, license or use of any of Skinject's products or services infringes upon or conflicts in any way with any Intellectual Property owned or held by any other Person.

(g) The Intellectual Property set forth on the Skinject IP Schedule includes all Intellectual Property used in the ordinary day-to-day conduct of the business of Skinject, and there are no other items of Intellectual Property that are required for the ordinary day-to-day conduct of the business of Skinject.

(h) Except as otherwise set forth on the Skinject IP Schedule, the Skinject Intellectual Property is not and has not been adjudged invalid or unenforceable in whole or part and Skinject has not taken any action nor does Skinject have knowledge of any action that should have been taken, but was not taken, that would invalidate any of the Skinject Intellectual Property.

(i) To Skinject's knowledge, no Legal Proceedings have been asserted, are pending, or are threatened against Skinject: (i) based upon or challenging or seeking to deny or restrict the use, practice, license, sublicense, distribution, export or import, display, copying or creation of derivative works by Skinject of any of the Skinject Intellectual Property; (ii) alleging that any services provided by, processes used by, licensed by, sublicensed by, distributed by, displayed by, copied by or the creation of derivative works by or products manufactured or sold by Skinject of any of the Skinject Intellectual Property; (ii) alleging that any services provided infringe upon or misappropriate any Intellectual Property right of any third party; or (iii) alleging that any Intellectual Property licensed infringes upon any Intellectual Property right of any third party or is being licensed or sublicensed in conflict with the terms of any license or other agreement.

(j) To Skinject's knowledge, no Person is engaging in any activity that infringes upon any of the Skinject Intellectual Property.

(k) Other than in the Ordinary Course, Skinject has not granted any license or other right to any third party with respect to of the Skinject Intellectual Property.

(l) The consummation of the transactions contemplated by this Agreement shall not result in the termination, invalidity or impairment of any of the Skinject Intellectual Property.

(m) Skinject has the right to use all software development tools, and other third-party software that is material to the business of Skinject.

(n) Skinject has taken what they view as reasonable steps to maintain the confidentiality of its trade secrets and other confidential Intellectual Property.

(o) To the knowledge of Skinject: (a) there has been no misappropriation of any trade secrets or other confidential Intellectual Property by any Person; (b) no employee, independent contractor or agent of Skinject has misappropriated any trade secrets of any other Person in the course of such performance as an employee, independent contractor or agent; and (c) no employee, independent contractor or agent of Skinject is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

5.27 Taxes

(a) Skinject has filed or caused to be filed, within the times and in the manner prescribed by applicable Law, all material federal, provincial, state, local and foreign Tax Returns which are required to be filed by or with respect to it. The information contained in such returns and reports is correct and complete in all material respects and no material fact has been omitted therefrom.

(b) All material federal, provincial, state, local and foreign income, profits, franchise, sales, use, occupancy, excise and other Taxes and assessments (including interest and penalties) that are or may become payable by or due from Skinject have been fully paid in a timely manner or fully disclosed and fully provided for in their respective Books and Records and Skinject Financial Statements.

(c) There are no outstanding agreements or waivers extending the statutory period providing for an extension of time with respect to the assessment or re-assessment of Tax or the filing of any Tax Return by, or any payment of any Tax by Skinject. No written notice of assessment or reassessment for any Taxes has been received by or on behalf of Skinject, and to the knowledge of Skinject, no examination of any Tax Return of Skinject is currently in progress.

(d) There are no Claims, actions, suits or proceedings (or, to the knowledge of Skinject, any investigation) pending, or to the knowledge of Skinject, threatened against Skinject relating to Taxes and Skinject knows of no valid basis for any such Claim, action, suit, proceeding, investigation or discussion.

(e) Skinject has withheld from each payment made by it the amount of all material Taxes and other deductions required to be withheld therefrom and has paid the same to the proper taxing or other authority within the time prescribed under any applicable Law.

(f) No Encumbrance for Taxes has been filed or exists other than for taxes not yet due and payable.

(g) Skinject has never been a member of an affiliated group filing a consolidated, combined or unitary Tax Return and has no liability for a material amount of Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law.

(h) Skinject is not and has never been a party to any "listed transaction," as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(i) Skinject has not been a "distributing corporation" or a "controlled corporation" within the meaning of Section 355 of the Code in a distribution intended to qualify for Tax-free treatment under Section 355 of the Code in the last two years prior to the date of this Agreement.

(j) Skinject is not party to, and does not have any liability for Taxes of any Person under, any Tax sharing or Tax indemnity agreement or any other Contract (other than any commercial Contract entered into in the Ordinary Course that does not relate primarily to Taxes).

(k) No written claim has been made by any taxing authority in any jurisdiction where Skinject does not file Tax Returns that Skinject is or may be required to file Tax Returns or is or may be subject to Tax in such jurisdiction. Skinject does not have a permanent establishment (within the meaning of any applicable Tax treaty) or an office or fixed place of business in a country other than the jurisdiction in which it currently files Tax Returns.

(l) Skinject has properly collected and remitted all material sales and similar Taxes with respect to sales made to its customers or have properly received and retained any required tax exemption certificate and other documentation for all material sales made without charging or remitting sales or similar Taxes that qualify such sales as exempt from sales and similar Taxes.

(m) Skinject will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (a) change in method of accounting for a taxable period ending on or prior to the Closing Date, (b) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date, (c) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), (d) installment sale or open transaction disposition made on or prior to the Closing Date, (e) deferred revenue or prepaid or deposit amount received on or prior to the Closing Date, or (f) Taxes due under Sections 951, 951A or 965 of the Code.

5.28 Real Property

Skinject is not a party to, or under any agreement to become a party to, any lease with respect to real property and does not own any real property.

5.29 Employment Matters

(a) There are no Contracts, written or oral, between Skinject on one side, and any other party on the other side, relating to payment, remuneration or compensation for work performed or services provided (other than Contracts with professional advisors engaged to provide services in connection with the Business Combination) or that would require any payment to be made as a result of the completion of the Business Combination.

(b) Skinject has operated and is currently operating in compliance with all Laws relating to employees, including employment standards, human rights, occupational health and safety, all pay equity and employment equity legislation and all statutory requirements to make withholdings or contributions with respect to any employees or workers, and any other relevant pension, retirement, death or disability benefit scheme or arrangements for the benefit of its employees and workers, other than such non-compliance which would not reasonably be expected to have a Material Adverse Change and there have been no employment related complaints against Skinject.

(c) To the knowledge of Skinject, there are no complaints or threatened complaints against Skinject before any employment standards branch or tribunal or human rights commission or tribunal, nor any occurrence which might lead to a complaint under any human rights legislation, employment standards legislation, health and safety legislation, workers' compensation legislation or pay equity legislation.

(d) There are no pension, profit sharing, group insurance, employee benefit or similar plans or other deferred compensation plans of any kind whatsoever with respect to the directors, officers or employees of Skinject.

5.30 Arm's Length Transactions

Except as shall be disclosed in the Draft Skinject Financial Statements:

(a) Skinject has not engaged in any transaction with, made any payment or loan to, or borrowed any monies from or is otherwise indebted to, any director, officer, employee or shareholder of Skinject or any other person with whom Skinject is not dealing at arm's length (within the meaning of the Tax Act) or any Affiliate of any of the foregoing, except for amounts due as normal compensation or reimbursement of ordinary business expenses; and

(b) Skinject is not a party to any contract or agreement with any director, officer, employee, or shareholder or any other person with whom Skinject is not dealing at arm's length (within the meaning of the Tax Act) or any Affiliate of any of the foregoing, other than employment agreements entered into in the Ordinary Course.

5.31 Indebtedness

As at the date of this Agreement, no indebtedness for borrowed money was owing or guaranteed by Skinject except as set forth in the Draft Skinject Financial Statements.

5.32 Brokers

Except in relation to the Concurrent Financing, Skinject or, to the knowledge of Skinject, its associates, affiliates or advisers have retained any broker or finder in connection with the transactions contemplated hereby, nor have any of the foregoing incurred any liability to any broker or finder by reason of any such transaction.

5.33 Full Disclosure

Skinject has made available to the Purchaser all material information concerning Skinject and all such information is accurate, true and correct in all material respects.

5.34 U.S. Securities Law Matters

All holders of Skinject securities who are in the United States or are U.S. Persons, receiving or who will receive Resulting Issuer Securities, qualify as "accredited investors" within the meaning of Rule 501(a) of Regulation D under the U.S. Securities Act, except for one holder of Skinject securities that has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Resulting Issuer Shares.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants as of the date hereof and as of the Closing Date to RBX and Skinject as follows, and acknowledges and confirms that RBX and Skinject are each relying upon these representations and warranties in connection with the Business Combination.

6.1 Corporate Existence

The Purchaser is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the corporate power and authority to own, lease or operate its assets and conduct its business as now conducted. The Purchaser is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary. The Purchaser is in good standing and not in default with respect to the filings required under the applicable Laws, including Applicable Securities Laws.

6.2 Due Authorization

(a) The Purchaser has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to complete the Business Combination.

(b) This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except: (i) as may be limited by bankruptcy, reorganization, insolvency and similar laws of general application relating to or affecting the enforcement of creditors' rights or the relief of debtors; and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

6.3 Conflicts

(a) The execution, delivery and performance by the Purchaser of this Agreement does not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(i) result in a violation of its articles, by-laws, constitution, or similar constating documents of the Purchaser or of any resolutions of the directors or shareholders of the Purchaser;

(ii) result in the violation of any Law applicable to the Purchaser or its business;

(iii) result in the creation of any Encumbrance on any of the Purchaser's assets or its shares or securities; or

(iv) conflict with, result in the breach of or constitute a default or give to others a right of termination, cancellation or revocation, the creation or acceleration of any obligation under or the loss of any material benefit under, or the creation of any benefit or right of any third party under any Authorization held by the Purchaser or any Contract to which the Purchaser is a party.

6.4 Consents

No consent, approval, order or authorization of, or registration, declaration or filing with, any third party or Governmental Authority is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder and to complete the Business Combination other than: (i) the approval of the shareholders of the Purchaser for certain matters necessary to complete the Business Combination pursuant to the terms of this Agreement; (ii) the Purchaser Approvals; (iii) the approval of the TSX-V for the Business Combination and other transactions contemplated hereby; (iv) consents, approvals, authorizations and waivers which have been obtained (or will be obtained prior to the Closing Date) and are unconditional, and in full force and effect, and notices which have been given on a timely basis; and (v) those which, if not obtained or made, would not prevent or delay the consummation of the Business Combination or otherwise prevent Purchaser from performing its obligations under this Agreement.

6.5 Insolvency

The Purchaser is not insolvent nor has it committed an act of bankruptcy, proposed a compromise or arrangement to their creditors generally, had any petition for the granting of a receiving order in bankruptcy filed against it, made a voluntary assignment into bankruptcy or taken any proceeding to have itself dissolved, wound-up or declared bankrupt or to have a receiver appointed in respect of all or any portion of its assets or commenced proceedings for any amalgamation, continuation or other corporate reorganization, nor are any such proceedings pending.

6.6 Authorized and Issued Capital

(a) The issued capital of the Purchaser as at the date of this Agreement is 7,249,999 Purchaser Shares, which have been duly authorized and are validly issued, fully paid and non- assessable, free of pre-emptive rights.

(b) There are no authorized, outstanding or existing securities issued by the Purchaser that are convertible into or exchangeable for any securities of the Purchaser or, other than this Agreement, agreements of any kind which may obligate the Purchaser to issue or purchase any of its securities.

(c) Immediately prior to Closing, the issued capital of: (i) Subco 1 will be 100 common shares; and (iii) Subco 2 will be 100 common shares (collectively, the "Purchaser Subsidiaries Shares").

(d) Immediately prior to Closing, the Purchaser Subsidiaries Shares will be the only outstanding securities of the Purchaser Subsidiaries including any securities convertible, exchangeable or exercisable into shares or securities of any Purchaser Subsidiary, and other than as contemplated in this Agreement, no person has any agreement, option, right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, including convertible securities, options, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any unissued shares or other securities of any Purchaser Subsidiary.

(e) All of the Purchaser Subsidiaries Shares have been or shall be duly and validly issued in compliance with all applicable Laws and are or shall when issued be fully paid and non- assessable.

6.7 Business

The Purchaser does not engage in any business in any jurisdiction, other than in connection with the Business Combination. The Purchaser is not a party to any Contract other than this Agreement and any Contract contemplated herein. The Purchaser does not and has never had any operations or provided any services other than in connection with the Business Combination.

6.8 Property

The Purchaser does not own any property, whether directly or indirectly, tangible or intangible, real or personal, including Intellectual Property.

6.9 Litigation and Compliance

(a) There are no actions, suits or proceedings, at Law or in equity, by any Person nor any arbitration, administrative or other proceeding by or before (or to the knowledge of the Purchaser, any investigation by) any Governmental Authority pending, or, to the knowledge of the Purchaser, threatened against or adversely affecting the Purchaser or any of its assets or that question or challenge the validity of this Agreement or the Business Combination, and the Purchaser knows of no valid basis for any such action, suit, proceeding, arbitration or investigation by or against the Purchaser. The Purchaser is not subject to any judgment, Order or decree entered in any lawsuit or proceeding nor has the Purchaser settled any Claim prior to being prosecuted in respect of it. The Purchaser is not the plaintiff or complainant in any action, suit or proceeding.

(b) The Purchaser has conducted and is conducting its businesses in compliance with, and is not in default or violation under, and have not received notice asserting the existence of any default or violation under, any Law applicable to its business or operations, except for non-compliance, defaults and violations which would not, in the aggregate, have a Material Adverse Change.

(c) Neither the Purchaser, nor any asset of the Purchaser is subject to any judgment, order or decree entered in any lawsuit or proceeding which has had, or which is reasonably likely to have, a Material Adverse Change or which is reasonably likely to prevent the Purchaser from performing its obligations under this Agreement.

(d) The Purchaser has duly filed or made all reports and returns required to be filed by it with any Governmental Authority and has obtained all permits, licenses, consents, approvals, certificates, registrations and authorizations (whether governmental, regulatory or otherwise) which are required in connection with its business and operations, except where the failure to do so has not had and would not have a Material Adverse Change.

6.10 Public Filings; Financial Statements

(a) The Purchaser has filed all documents required pursuant to Applicable Canadian Securities Laws (the "Purchaser Securities Documents"). As of their respective dates, the Purchaser Securities Documents complied in all material respects with the Applicable Canadian Securities Laws (and all other applicable securities laws) and, at the respective times they were filed, none of the Purchaser Securities Documents contained any untrue statement of a Material Fact or omitted to state a Material Fact required to be stated therein or necessary to make any statement therein, in light of the circumstances under which it was made, not misleading. The Purchaser has not filed any confidential disclosure reports which have not at the date hereof become public knowledge. The Purchaser has not filed any confidential material change reports which remain confidential as at the date hereof and there are no circumstances presently existing under which liability is or would reasonably be expected to be incurred under Part XXIII.1 - Civil Liability for Secondary Market Disclosure of the Securities Act (Ontario) and analogous provisions under applicable Laws.

(b) Any financial statements (including, in each case, any notes thereto) included in the Purchaser Securities Documents were prepared in accordance with IFRS applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated assets, liabilities and financial condition of Purchaser.

(c) The Purchaser is now, and on the Closing Date will be, a "reporting issuer" under Canadian Securities Laws of each of the Provinces of Alberta, British Columbia and Ontario. The Purchaser is not currently in default in any material respect of any requirement of Applicable Canadian Securities Laws and the Purchaser is not included on a list of defaulting reporting issuers maintained by any of the securities commissions or similar regulatory authorities in each of such Provinces.

(d) The Purchaser has not had any reportable event (within the meaning of National Instrument 51-102 - Continuous Disclosure Obligations of the Canadian Securities Administrators).

(e) To the knowledge of the Purchaser, no proceedings prohibiting the sale of its securities have been instituted, are pending, contemplated or threatened by any securities commission or self-regulatory organization.

6.11 Contracts

Other than in connection with the Business Combination, or disclosed in the Purchaser's public filings on SEDAR, the Purchaser has not approved, is not contemplating and has not entered into any agreement in respect of, nor has any knowledge of:

(a) the purchase of any material property or assets or any interest therein or the sale, transfer or disposition of any material property or assets or any interest therein currently owned, directly or indirectly, by the Purchaser, whether by asset sale, transfer of shares or otherwise;

(b) the change of control of the Purchaser by sale or transfer of shares or sale of all or substantially all of the property and assets or otherwise; or

(c) a proposed or planned disposition of shares by any shareholder who owns, directly or indirectly, 10% or more of the outstanding Purchaser Shares.

6.12 Anti-Corruption

Neither the Purchaser nor any of its directors or officers nor any representative acting on behalf of the Purchaser, has, directly or indirectly, (i) violated any anti-bribery or anti-corruption Laws, including the Corruption of Foreign Public Officials Act (Canada) and the U.S. Foreign Corrupt Practices Act, or (ii) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, that goes beyond what is reasonable and customary: (A) to any government official, whether directly or through any other person, for the purpose of influencing any act or decision of a government official in his or her official capacity, inducing a government official to do or omit to do any act in violation of his or her lawful duties, securing any improper advantage, inducing a government official to influence or affect any act or decision of any governmental authority, or assisting any representative of the Purchaser in obtaining or retaining business for or with, or directing business to, any person; (B) to any person in a manner which would constitute or have the purpose or effect of public or commercial bribery, or the acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage; or (C) violated or is in violation of any provision of the Criminal Code (Canada) relating to foreign corrupt practices, including making any contribution to any candidate for public office, in either case, where either the payment or gift or the purpose of such contribution payment or gift was or is prohibited under the foregoing, and neither the Purchaser nor to the knowledge of any director, officer, employee, consultant, representative or agent of the Purchaser, has (i) conducted or initiated any review, audit, or internal investigation that concluded that the Purchaser, or any director, officer, employee, consultant, representative or agent of the Purchaser violated such laws or committed any material wrongdoing, or (ii) made a voluntary, directed, or involuntary disclosure to any governmental authority responsible for enforcing anti-bribery or anti-corruption laws, in each case with respect to any alleged act or omission arising under or relating to non- compliance with any such laws, or received any notice, request, or citation from any person alleging noncompliance with any such laws. The operations of the Purchaser are and have been conducted at all times in compliance with the applicable financial recordkeeping and reporting requirements of the money laundering statutes and Laws of all applicable jurisdictions; and no action, Claim, notice of assessment, suit or proceeding by or before any commission, court, Governmental Authority, arbitrator or non-Governmental Authority involving the Purchaser with respect to such money laundering statutes and Laws is pending or, to the knowledge of the Purchaser, threatened.

6.13 Brokers

Except in relation to the Concurrent Financing, the Purchaser or, to the knowledge of the Purchaser, any of its associates, affiliates or advisers have retained any broker or finder in connection with the transactions contemplated hereby, nor have any of the foregoing incurred any liability to any broker or finder by reason of any such transaction.

6.14 Absence of Undisclosed Liabilities and Indebtedness

Other than as disclosed in the Purchaser's public filings on SEDAR, the Purchaser has no liabilities or indebtedness.

6.15 Arm's Length Transactions

Other than as disclosed in the Purchaser's public filings on SEDAR:

(a) the Purchaser has not engaged in any transaction with, made any payment or loan to, or borrowed any monies from or is otherwise indebted to, any director, officer, employee or shareholder of the Purchaser or any other person with whom the Purchaser is not dealing at arm's length (within the meaning of the Tax Act) or any Affiliate of any of the foregoing, except for amounts due as normal compensation or reimbursement of ordinary business expenses; and

(b) the Purchaser is not a party to any contract or agreement with any director, officer, employee, or shareholder or any other person with whom the Purchaser is not dealing at arm's length (within the meaning of the Tax Act) or any Affiliate of any of the foregoing, other than employment agreements entered into in the Ordinary Course.

6.16 Employment Matters

The Purchaser does not have any employees. There are no Contracts, written or oral, between the Purchaser on one side, and any other party on the other side, relating to payment, remuneration or compensation for work performed or services provided (other than Contracts with professional advisors engaged to provide services in connection with the Business Combination) or that would require any payment to be made as a result of the completion of the Business Combination.

6.17 Taxable Canadian Corporation

The Purchaser is a "taxable Canadian corporation" for purposes of the Tax Act.

ARTICLE 7

COVENANTS

7.1 Conduct of Business Prior to Closing

Except as contemplated by this Agreement or the Conversion Agreement or as required or contemplated in connection with the Business Combination, during the Interim Period, Skinject shall not without the prior written consent of RBX and the other Non-Vendor Parties, enter into any Contract in respect of its business or assets, other than in the Ordinary Course, and each Non-Vendor Party shall carry on its business and maintain its assets in the Ordinary Course, comply with all Authorizations and all applicable Laws, and each Non-Vendor Party shall not:

(a) incur any debt other than debt incurred in the Ordinary Course or pursuant to the issuance Skinject 2022 Convertible Notes to RBX or mortgage, pledge or hypothecate any of their assets or subject any of its assets to any Encumbrance or to cease to maintain its good standing under applicable corporate and securities Laws;

(b) declare or pay or set aside any dividends or distribute any of its properties or assets or make any payment by way of return of capital to its shareholders;

(c) effect any subdivision, consolidation or reclassification of any of its share capital;

(d) redeem, purchase or offer to purchase any of its shares or other securities;

(e) make any loan or advance to any Person or guarantee the payment of any indebtedness of another Person;

(f) acquire or agree to acquire any Person or other business organization or division or acquire or agree to acquire any material assets;

(g) acquire, directly or indirectly, any assets, including but not limited to securities of other companies, other than in the Ordinary Course or pursuant to the transactions contemplated herein;

(h) make any reduction in or otherwise make any payment on account of its paid-up capital;

(i) reorganize, amalgamate or merge with any other entity or other business organization whatsoever;

(j) alter or amend its constating documents as they exist of the date hereof;

(k) issue any shares, rights, warrants or options to purchase shares or any securities convertible into shares, warrants or options in its capital or Skinject Convertible Notes;

(l) enter into any transaction with or make payments to a party or parties with which it does not deal at arm's length;

(m) enter into any agreement or arrangement granting any rights to purchase or lease any of its assets or rights or requiring the consent of any Person to the transfer, assignment or lease of any such assets or rights;

(n) sell, pledge, lease, abandon, dispose of, grant any interest in, encumber or agree to sell, pledge, lease, abandon, dispose of, grant any interest in or encumber any of its assets, including in any Skinject Intellectual Property;

(o) grant any director, officer or employee who has a policy-making function any increase in compensation or in severance or termination pay or enter into any employment or consulting agreement with any such director, officer or employee, or hire or promote any such Person;

(p) enter into or modify any employment, severance, collective bargaining or similar agreements, policies or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any of its employees, officers or directors, other than pursuant to agreements in effect on the date hereof;

(q) remove its auditor or any director or terminate any officer or employee;

(r) engage in any business enterprise or other activity different from that carried on as of the date of this Agreement;

(s) make any expenditures out of the Ordinary Course, other than due diligence investigations with respect to the Business Combination, and the completion of the transactions as contemplated herein;

(t) take any action which would be outside the Ordinary Course or which may result in a Material Adverse Change;

(u) (A) make, change or rescind any Tax election, (B) change any accounting or Tax reporting periods or methods, (C) amend any income or other material Tax Return, (D) settle or compromise any material Tax liability or claim, (E) enter into any closing agreement relating to any material Tax, (F) agree to an extension of a statute of limitations in respect of any Tax (other than any automatic extensions granted in the Ordinary Course) or (G) surrender any right to claim a Tax refund; or

(v) perform any act or enter into any transaction or negotiation which might materially adversely interfere or be materially inconsistent with the consummation of the Business Combination.

For greater certainty, the Purchaser is not restricted under the terms of this Agreement from taking any actions or executing and delivering any agreements or other documents in connection with the Concurrent Financing, provided that all matters in relation to the Concurrent Financing shall be completed to the satisfaction of RBX and Skinject, acting reasonably.

7.2 Access for Due Diligence

(a) Subject to the terms of any applicable laws or confidentiality obligations by which any of the Non-Vendor Parties are bound, each of the Non-Vendor Parties shall:

(i) permit RBX and the other Non-Vendor Parties and their respective employees, counsel, accountants or other representatives, during the Interim Period, without undue interference to the ordinary conduct of business in the Ordinary Course, to have reasonable access during normal business hours and upon reasonable notice to:

(A) such Non-Vendor Party's assets and, in particular to any information, including the Non-Vendor Party's Books and Records and Corporate Records;

(B) all Skinject Material Contracts;

(C) the senior personnel of the Non-Vendor Parties; and

(ii) furnish to RBX and the other the Non-Vendor Parties or their employees, counsel, accountants or other representatives such financial and operating data and other information with respect to such Non-Vendor Party as RBX or any other Non- Vendor Party shall from time to time reasonably request, which information shall be true and complete in all material respects and shall not contain an untrue statement of any Material Fact or omit to state any Material Fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they are made, not misleading.

(b) No investigations made by or on behalf of a the Non-Vendor Party, whether under this Section 7.2 or any other provision of this Agreement, shall have the effect of waiving, diminishing the scope of, or otherwise affecting any representation or warranty made in this Agreement.

(c) Each of the Non-Vendor Parties acknowledges that all information provided by RBX or one Non-Vendor Party to another Non-Vendor Parties (a "Recipient") is confidential, agrees that such information shall not be used other than in furtherance of the purpose of this Agreement and the Business Combination and that until the Closing and in the event of termination of this Agreement without Closing, each of the Non-Vendor Parties shall keep such information confidential and shall not use such information for any improper purpose or disclose to any other Person any information obtained from RBX or another Non-Vendor Party (in each case, the "Discloser") or its agents and representatives, unless such information:

(i) is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement;

(ii) becomes available to the Recipient on a non-confidential basis from a source other than the Discloser or its agents or representatives, unless the Recipient knows that such source is prohibited from disclosing the information to the Recipient by a contractual, fiduciary or other legal obligation; or

(iii) was known to the Recipient on a non-confidential basis before its disclosure to the Recipient by the Discloser or its agents or representatives.

(d) In the event the Recipient is required by Law to disclose any confidential information, the Recipient shall, to the extent not prohibited by applicable Law, provide the Discloser with prompt notice of such requirements so that the Discloser may seek a protective Order or other appropriate remedy or waive compliance with the provisions of Section 7.2(c) and shall assist the Discloser however practicable in connection with same.

(e) Subject to the next sentence, if this Agreement is terminated, promptly after such termination the Recipient shall return or cause to be returned or destroyed all documents, work papers and other material (whether in written, printed or electronic form and including all copies) obtained from the Discloser or its agents and representatives in connection with this Agreement and not previously made public together with all derivative materials prepared or created by the Recipient. The Recipient may retain one copy of all such documents, work papers and other materials in a sealed envelope left with its solicitors, which sealed envelope is not to be opened except in circumstances where this Agreement or the Business Combination are the subject of litigation or otherwise with the consent of the Discloser.

7.3 Public Announcements

RBX and the Non-Vendor Parties shall jointly plan and co-ordinate any public notices, press releases, and any other publicity concerning this Agreement and the Business Combination and none of RBX or the other Non-Vendor Parties shall act in this regard without the prior approval of RBX and the other Non-Vendor Parties, such approval not to be unreasonably withheld or delayed, unless such disclosure is required to meet timely disclosure obligations of RBX or any Non-Vendor Party under applicable Laws or stock exchange rules, in circumstances where prior consultation with RBX or the other Non-Vendor Parties is not practicable, and to the extent reasonably practicable, a copy of such disclosure is provided to RBX and the other Non-Vendor Parties at such time as it is made publicly available.

7.4 Business Combination

Subject to the terms of this Agreement, each of the Non-Vendor Parties shall perform all their respective obligations required to be performed by them under this Agreement and all other agreements and documents related to the Business Combination, co-operate with each other in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and by the Business Combination, without limiting the generality of the foregoing, each of the Non-Vendor Parties shall:

(a) take all such actions as are within its power to control and use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions applicable to such Non-Vendor Party set forth herein, including ensuring that during the Interim Period and at Closing, there is no breach of any of the representations and warranties given by such Non-Vendor Party herein;

(b) apply for and use commercially reasonable efforts to obtain all regulatory approvals required in connection with this Agreement, the ancillary documents relating to the Business Combination, or any of the other transactions contemplated herein, and, in doing so, keep each other fully informed as to the status of the proceedings related to obtaining the regulatory approvals, including providing each other promptly with copies of all related applications and notifications (other than with respect to confidential information contained in such applications and notifications), in a draft form prior to such applications and notifications being submitted, in order for the other party to provide its reasonable comments thereon;

(c) use commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained from, and to deliver all notices required to be delivered to, other parties to any of a Non-Vendor Party's contracts in connection with this Agreement, the Business Combination, and the ancillary documents relating thereto or any of the other transactions contemplated herein;

(d) use commercially reasonable efforts to comply promptly with all requirements imposed by applicable Law with respect to the Business Combination and any other transactions contemplated herein;

(e) not knowingly take any action, refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which is or could reasonably be expected to impede or delay the completion of the transactions contemplated under this Agreement except as specifically permitted by this Agreement;

(f) subject to the advice of counsel, use commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against it challenging or affecting this Agreement, the ancillary documents relating to the Business Combination or the consummation of the Business Combination or any of the other transactions contemplated hereby;

(g) use commercially reasonable efforts to oppose, lift or rescind any injunction or restraining or other order or decree seeking to stop, or otherwise adversely affecting its ability to consummate, the Business Combination or any of the other transactions contemplated hereby; and

(h) use commercially reasonable efforts to fulfil all conditions to closing contained in this Agreement that are within its power and satisfy all provisions of this Agreement and the Business Combination applicable to each of them.

7.5 Issuance of Resulting Issuer Shares

The Resulting Issuer shall take all commercially reasonable necessary corporate steps and corporate proceedings to permit the Resulting Issuer Shares, upon their issuance, to be validly issued and outstanding as fully paid and non-assessable common shares of the Resulting Issuer registered in the names of the Vendors, free and clear, under Applicable Canadian Securities Laws, of all voting restrictions, trade restrictions and Encumbrances, except as contemplated in this Agreement, as may be required under Applicable Canadian Securities Laws, any lock-up agreements reasonably requested in connection with the Concurrent Financing or any policies of the TSX-V, including any escrow required by the TSX-V.

7.6 Representation or Warranty and Material Information

(a) Each Non-Vendor Party shall promptly notify RBX and the other Non-Vendor Parties:

(i) upon any representation or warranty made by it contained in this Agreement becoming untrue or incorrect during the Interim Period;

(ii) of any material information, change or event in the business operations, financial condition or other affairs of such Non-Vendor Party;

(iii) of the occurrence of any material breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely or the occurrence of any condition or situation that has occurred or arisen which might reasonably be expected to have a Material Adverse Change on the business, the assets, liabilities, results, financial condition, affairs or prospects of a Non-Vendor Party; and

(iv) if any document filed or to be filed with the TSX-V contains any misrepresentation or any untrue statement of a Material Fact or omits to state a Material Fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are or were made, or that otherwise requires an amendment or a supplement to any document filed with the TSX-V; and in any such event, the Non-Vendor Parties shall cooperate in the preparation of an amendment or a supplement to such document.

(b) Any such notification shall set out particulars of the untrue or incorrect representation, warranty or material information, change or event and details of any actions being taken by the Non-Vendor Parties, as the case may be. No such notification shall relieve any Non- Vendor Party of any right or remedy provided for in this Agreement.

7.7 Exclusivity and Non-Solicitation

(a) From and after the date of this Agreement and until the earlier of the Termination Date and the Closing Date:

(i) Each of the Non-Vendor Parties shall, and shall direct and cause its officers, directors, employees, representatives, advisors, and agents and its subsidiaries and their officers, directors, employees, representatives, advisors, and agents to immediately cease and cause to be terminated any solicitation, encouragement, activity, discussion or negotiation with any parties that may be ongoing with respect to an Alternative Transaction;

(ii) Unless permitted pursuant to this Agreement, each Non-Vendor Party agrees that it shall not, and shall not authorize or permit any of its officers, directors, employees, representatives, advisors or agents or its subsidiaries, directly or indirectly, to: (i) make, solicit, initiate, entertain, encourage, promote or facilitate, including by way of permitting any visit to its facilities or properties or entering into any form of agreement, arrangement or understanding, any inquiries or the making of any proposals regarding an Alternative Transaction or that may be reasonably be expected to lead to an Alternative Transaction; (ii) participate in any discussions or negotiations regarding, or furnish to any person any information or otherwise cooperate with, respond to, assist or participate in any Alternative Transaction or potential Alternative Transaction; (iii) remain neutral with respect to, or agree to, approve or recommend any Alternative Transaction or potential Alternative Transaction; or (iv) enter into any agreement, arrangement or understanding related to any proposal with respect to an Alternative Transaction; and

(iii) Each Non-Vendor Party shall promptly (and in any event within 24 hours) notify RBX and the other Non-Vendor Party, at first orally and then in writing, of any proposals, offers or written inquiries relating to or which could result in an Alternative Transaction being consummated, or any request for non-public information relating to such Non-Vendor Party. Such notice shall include a description of the terms and conditions of any proposal, inquiry or offer, the identity of the person making such proposal, inquiry or offer. Each Non-Vendor Party shall keep RBX and the other Non-Vendor Party fully informed on a prompt basis of the status, including any change to the material terms, of any such inquiry, proposal or offer.

7.8 Alternative Transaction Structure

At the reasonable request of RBX or Skinject, the Non-Vendor Parties shall use commercially reasonable efforts to assist each other to successfully implement and complete any alternative transaction structure that would result in the Purchaser acquiring, directly or indirectly, all of the Skinject Shares so long as such an alternative transaction: (a) would not prejudice the Vendors including with respect to the expected Tax treatment of the Merger described in subsection (i) of Section 3.14(a); and (b) is otherwise on terms and conditions no more onerous in any material respect than the Business Combination. In the event that the Business Combination structure is so modified, the relevant provisions of this Agreement shall be modified as necessary in order that they shall apply with full force and effect, mutatis mutandis, but with the adjustments necessary to reflect the revised Business Combination structure, and the Non-Vendor Parties shall execute and deliver an agreement in writing giving effect to and evidencing such amendments as may be reasonably required as a result of such modifications and adjustments.

7.9 Insurance

The Non-Vendor Parties covenant that they will, obtain, with effect on Closing, and maintain, following Closing, insurance, by insurers of recognized financial responsibility, against such losses, risks and damages to the Resulting Issuer and its business, including for greater certainty the business and assets of Skinject, and directors' and officers' insurance, in such amounts that are customary for the business in which the Resulting Issuer and its subsidiaries are engaged and on a basis consistent with reasonably prudent persons in comparable businesses.

7.10 Survival

The representations and warranties of the Parties contained in this Agreement shall expire and be terminated on the earlier of the Closing Date or the termination of this Agreement.

ARTICLE 8

CONDITIONS OF CLOSING

8.1 Mutual Conditions Precedent

The obligations of the Parties to complete the Business Combination are subject to the satisfaction of the following conditions on or prior to the Effective Date, each of which may be waived only with the consent in writing of RBX, Skinject and the Purchaser:

(a) Consents and Authorizations. All consents, waivers, permits, exemptions, orders, consents and approvals required to permit the completion of the Business Combination, the failure of which to obtain could reasonably be expected to have a Material Adverse Change on Skinject or the Purchaser or materially impede the completion of the Business Combination, shall have been obtained.

(b) Orders. No temporary restraining order, preliminary injunction, permanent injunction or other order preventing the consummation of the Business Combination shall have been issued by any federal, state, or provincial court (whether domestic or foreign) having jurisdiction and remain in effect.

(c) Listing Application. The Parties having prepared and submitted the Listing Application to the applicable Governmental Authorities regarding the Business Combination.

(d) Conditional Approval. The Resulting Issuer Shares to be issued pursuant to the Business Combination shall have been conditionally approved for listing on the TSX-V, subject to standard conditions on the Closing Date or as soon as practicable thereafter, and shall, when issued, be issued as fully paid and non-assessable shares, free and clear, under Applicable Canadian Securities Laws, of any and all Encumbrances, except as contemplated in this Agreement, those imposed pursuant to statutory "control block hold periods", any lock-up agreements reasonably requested in connection with the Concurrent Financing or any policies of the TSX-V, including any escrow required by the TSX-V.

(e) Concurrent Financing. The Concurrent Financing shall have raised proceeds of at least $6,000,000 at a target enterprise valuation for Skinject of $25,000,000.

(f) Cease Trade Orders. On the Closing Date, no cease trade order or similar restraining order of any other provincial securities administrator relating to the Resulting Issuer Shares shall be in effect.

(g) No Legal Action. No injunction or restraining order of any court or administrative tribunal of competent jurisdiction shall be in effect and no action or proceeding is pending or threatened by any Person in any jurisdiction, to enjoin, restrict or prohibit the Business Combination or any of the other transactions contemplated by this Agreement.

(h) No Encumbrances. Except as contemplated in this Agreement or as may be required under Applicable Canadian Securities Laws; (i) any outstanding Encumbrances in respect of the Skinject Shares shall have been discharged; and (ii) there shall exist no Encumbrances on the Resulting Issuer Shares or the Resulting Issuer Shares.

(i) Shareholder Approval. The Skinject Shareholders shall have approved the Business Combination and, further, the Skinject Shareholders and the Purchaser's shareholders shall have approved all other matters contemplated herein and ancillary to the Business Combination.

(j) Prospectus Exemption. The distribution of Resulting Issuer Shares, Amalco Shares and Resulting Issuer Shares pursuant to the Business Combination shall be exempt from the prospectus and registration requirements of Applicable Canadian Securities Law.

(k) Resale Restrictions. The distribution of Resulting Issuer Shares pursuant to the Business Combination shall not be subject to resale restrictions under Applicable Canadian Securities Laws (other than as applicable to control persons) or pursuant to section 2.6 of National Instrument 45-102 - Resale of Securities of the Canadian Securities Administrators.

(l) Registration Exemption. The distribution of all applicable Resulting Issuer Shares to persons in the United States or to, or for the account or benefit of, U.S. Persons pursuant to the Business Combination shall be exempt from the registration requirements of the U.S. Securities Act and any applicable United States state securities Laws.

(m) Pre-Closing Activities. All of the activities, transactions, documents or agreements contemplated in Article 2 shall have been completed.

(n) Termination. This Agreement shall not have been terminated in accordance with its terms.

8.2 Conditions for the Benefit of the Purchaser

The completion of the Business Combination is subject to the following conditions to be fulfilled or performed at or prior to Closing, which conditions are for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion:

(a) Truth of Representations and Warranties. The representations and warranties of Skinject and RBX contained in this Agreement shall be true and correct in all respects as of the Closing Time (disregarding for this purpose all materiality or Material Adverse Change qualifications contained therein) with the same force and effect as if such representations and warranties had been made on and as of such time (except such representations and warranties as may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement and those that are date and time specific) except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Change, and Skinject and RBX shall have executed and delivered a certificate of a senior officer to that effect.

(b) Performance of Covenants. Skinject and RBX shall have fulfilled or complied in all material respects with all covenants contained in this Agreement to be fulfilled or complied with by it at or prior to the Closing, and Skinject and RBX shall have executed and delivered a certificate of a senior officer to that effect. The receipt of such certificate and the Closing shall not constitute a waiver by the Purchaser of any of the covenants of Skinject or RBX contained in this Agreement.

(c) Deliveries. Skinject shall deliver or cause to be delivered to the Purchaser the following in form and substance satisfactory to the Purchaser, acting reasonably:

(i) certified copies of:

(A) the constating documents of Skinject;

(B) the register of shareholders of Skinject;

(C) all resolutions of the board of directors and shareholders of Skinject, as applicable, approving the entering into and completion of the Business Combination and to effect the transactions contemplated in this Agreement including authorizing the cancellation of the share certificates in respect of the Skinject Shares held in the name of the Vendors; and

(D) a certificate of incumbency signed by a duly authorized officer thereof and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of Skinject, as the case may be, this Agreement and any other ancillary documents; and

(ii) the Skinject Financial Statements;

(iii) the aggregate short term assets of Skinject shall exceed the aggregate short term liabilities of Skinject by at least $1.00; and

(iv) all other necessary consents, waivers, including waivers of rights of first refusal and pre-emptive rights, authorizations and instruments of transfer required to enable the transfer of Skinject Shares, in accordance with the terms hereof, free and clear of any Encumbrances.

8.3 Conditions for the Benefit of RBX

The completion of the Business Combination is subject to the following conditions to be fulfilled or performed at or prior to the Closing, which conditions are for the exclusive benefit of RBX and may be waived, in whole or in part, by RBX in its sole discretion:

(a) Truth of Representations and Warranties. The representations and warranties of Skinject and the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Time (disregarding for this purpose all materiality or Material Adverse Change qualifications contained therein) with the same force and effect as if such representations and warranties had been made on and as of such time (except such representations and warranties as may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement and those that are date and time specific) and Skinject and the Purchaser shall have executed and delivered a certificate of a senior officer to that effect.

(b) Performance of Covenants. Skinject and the Purchaser shall have fulfilled or complied with all covenants contained in this Agreement to be fulfilled or complied with by them at or prior to the Closing, and each of Skinject and the Purchaser, on behalf of itself, shall have executed and delivered a certificate of a senior officer to that effect. The receipt of such certificate and the Closing shall not constitute a waiver by RBX of any of the covenants of Skinject or the Purchaser contained in this Agreement.

(c) Board Appointment.

(i) The Purchaser shall have obtained a duly executed resignation and mutual release of each director and officer of the Purchaser not remaining as a director or officer of the Purchaser following Closing in form and substance acceptable to RBX acting reasonably; and

(ii) the shareholders of the Purchaser shall have approved the appointment of the nominees to the Purchaser's board of directors effective immediately following

Closing.

(d) Resignation of Skinject Management. Each existing director and officer of Skinject shall have executed and delivered a resignation and non-competition agreement in form and substance acceptable to RBX acting reasonably.

(e) Acquisition of Purchaser Shares. Certain designated investors will have acquired 50% of the common shares of the Purchaser currently held by Jason Smart (representing approximately 37% of the outstanding common shares of the Purchaser) at par value for an aggregate purchase price of approximately US$110,000 in cash, in such manner as is acceptable to RBX acting reasonably.

(f) No Outstanding Purchaser Liabilities. The Purchaser shall have no liabilities other than transaction expenses of up to US$50,000, and all outstanding management fees and other related party expenses payable by the Purchaser shall have been waived, cancelled or otherwise extinguished in writing for no payment or other consideration.

(g) Material Adverse Change. There shall not have been any Material Adverse Change with respect to the Purchaser or Skinject.

(h) Deliveries. Purchaser and Skinject, as applicable, shall deliver or cause to be delivered to RBX the following in form and substance satisfactory to RBX, acting reasonably:

(i) certified copies of:

(A) the constating documents of each of Skinject and the Purchaser;

(B) the register of shareholders of each of Skinject and the Purchaser;

(C) all resolutions of the board of directors and shareholders of Skinject and the Purchaser, as applicable, approving the entering into and completion of the Business Combination and to effect the transactions contemplated in this Agreement including the transfer of the Skinject Shares to the Purchaser and the issuance of the Resulting Issuer Shares to the Vendors with effect on Closing; and

(D) a certificate of incumbency signed by a duly authorized officer thereof and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of Skinject and the Purchaser, as the case may be, this Agreement and any other ancillary documents.

(ii) all other necessary consents, waivers, including waivers of rights of first refusal and pre-emptive rights, authorizations and instruments of transfer required to enable the transfer of Skinject Shares, in accordance with the terms hereof, free and clear of any Encumbrances and the issuance of the Resulting Issuer Shares to the Vendors.

8.4 Conditions for the Benefit of Skinject

The completion of the Business Combination is subject to the following conditions to be fulfilled or performed at or prior to the Closing, which conditions are for the exclusive benefit of the Skinject and may be waived, in whole or in part, by Skinject in its sole discretion:

(a) Truth of Representations and Warranties. The representations and warranties of RBX and the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Time (disregarding for this purpose all materiality or Material Adverse Change qualifications contained therein) with the same force and effect as if such representations and warranties had been made on and as of such time (except such representations and warranties as may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement and those that are date and time specific) and RBX and the Purchaser shall have executed and delivered a certificate of a senior officer to that effect.

(b) Performance of Covenants. RBX and the Purchaser shall have fulfilled or complied with all covenants contained in this Agreement to be fulfilled or complied with by them at or prior to the Closing.

(c) Board Appointment.

(i) The Purchaser shall have obtained a duly executed resignation and mutual release of each director and officer of the Purchaser not remaining as a director or officer of the Purchaser following Closing in form and substance acceptable to RBX and Skinject, each acting reasonably; and

(ii) the shareholders of the Purchaser shall have approved the appointment of the nominees to the Purchaser's board of directors effective immediately following

Closing.

(d) Deliveries. The Purchaser shall deliver or cause to be delivered to Skinject the following in form and substance satisfactory to Skinject, acting reasonably:

(i) certified copies of:

(A) the constating documents of the Purchaser;

(B) the register of shareholders of the Purchaser;

(C) all resolutions of the board of directors and shareholders of the Purchaser approving the entering into and completion of the Business Combination and to effect the transactions contemplated in this Agreement including the transfer of the Skinject Shares to the Purchaser and the issuance of the Resulting Issuer Shares to the Vendors with effect on Closing; and

(D) a certificate of incumbency signed by a duly authorized officer thereof and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of the Purchaser, this Agreement and any other ancillary documents; and

(ii) all other necessary consents, waivers, including waivers of rights of first refusal and pre-emptive rights, authorizations and instruments of transfer required to enable the issuance of the Resulting Issuer Shares to the Vendors.

ARTICLE 9

TERMINATION

9.1 Default

The Parties agree that if any Party herein is in material misrepresentation, breach or non- performance (each a "Default") with respect to any of its representations, warranties or covenants in this Agreement which could reasonably be expected to have a Material Adverse Change on such other Party (the "Defaulting Party"), a non- defaulting Party (the "Non-Defaulting Party") shall give notice, such notice to be delivered to the Defaulting Party and the other Parties, designating such Default and confirming whether, in the sole opinion of Non-Defaulting Party, the Default is capable of remedy. Within ten calendar days after its receipt of such notice, the Defaulting Party shall, if the Non-Defaulting Party accepts that it is curable, cure such Default or commence proceedings to cure such Default and prosecute the same to completion without undue delay.

9.2 Curing the Default

If:

(a) the Default is not so cured or the Defaulting Party does not commence or diligently proceed to cure the default within the requisite ten calendar day period; or

(b) the Default is incurable;

the Non-Defaulting Party may, by written notice given to the Defaulting Party and to the other Party at any time while the default continues, terminate this Agreement, provided that such right to terminate this Agreement shall not be available to any Party where failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of such condition precedent being satisfied.

9.3 Termination

Subject to any necessary compliance with this Article 9, it is hereby acknowledged and agreed by the Parties that this Agreement and the obligation to effect the Business Combination may be terminated by a Party without liability to the terminating Party in the event that:

(i) another Party has (i) neither satisfied nor has the terminating Party waived each of the respective conditions precedent or (ii) failed to deliver or cause to be delivered any of its respective documents required to be delivered, in each case prior to the Closing in accordance with the provisions of Sections 8.1 to Section 8.4 (inclusive), as applicable, provided that such right to terminate this Agreement shall not be available to any Party where failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of such condition precedent or delivery of documents being satisfied;

(ii) the conditions specified in Sections 8.1 to Section 8.4 (inclusive), as applicable, cannot be satisfied through no fault of the terminating Party prior to the Termination Date;

(iii) if RBX shall have failed to fund $500,000 to purchase another Skinject 2022 Convertible Note as specified in Section 2.1(b); or

(iv) each of the Parties agrees to the termination of this Agreement, in writing;

and in such event this Agreement shall be terminated and be of no further force and effect other than the obligations under Section 7.2(c), Section 7.3 and Section 11.6 and provided, however, that any such termination shall not prejudice the rights of a Party as a result of a breach by any other Party of its obligations hereunder or a liability resulting from the fraud or willful misconduct of such Party in connection with the termination of this Agreement.

ARTICLE 10

CLOSING

10.1 Date, Time and Place of Closing

The completion of the transaction of purchase and sale contemplated by this Agreement shall take place by electronic means or at the offices of Bennett Jones LLP, 100 King Street West, Suite 3400, Toronto, Ontario, on the Closing Date at the Closing Time.

ARTICLE 11

MISCELLANEOUS

11.1 Notices

Any notice or communication to be given under this Agreement may be effectively given by delivering the same at the following addresses or by sending the same by electronic communication to the following e- mail addresses. Any notice so delivered shall be deemed to have been received on the date delivered and any electronic communication shall be deemed to have been received on the date of transmission, if in either case, the date thereof is a Business Day and, if not, on the next Business Day following delivery or transmission. The addresses for delivery and e-mail addresses for electronic communication of the Parties for the purposes hereof shall be as follows:

If to RBX:

RBX Capital LP

1717 Arch Street, Floor 39

Philadelphia, PA 19103

Attention:        Dr. Raza Bokhari

E-mail:            [Redacted]

with a copy to:

Bennett Jones LLP

100 King Street West, Suite 3400

Toronto, Ontario

M5X 1A4

Attention:        Aaron Sonshine

E-mail:           [Redacted]

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas

New York, NY 10019-6064

Attention:        Christopher J. Cummings

E-mail:            [Redacted]

If to Skinject:

Skinject Inc.

4981 McKnight Road, # 101371

Pittsburgh, PA 15237

Attention:        Ken Melani

E-mail:           [Redacted]

with a copy to:

Dentons Cohen & Grigsby P.C.

625 Liberty Avenue, 5th Floor
Pittsburgh, PA 15222

Attention:	David J. Kalson, Esq.
E-mail:	[Redacted]

If to Purchaser:

Interactive Capital Partners Corporation

217 Queen Street West, Suite 401

Toronto, Ontario

M5V 0R2

Attention:        Jen Thor

E-mail:           [Redacted]

with a copy to:

Interactive Capital Partners Corporation

217 Queen Street West, Suite 401

Toronto, Ontario

M5V 0R2

Attention:        Chris Irwin

E-mail:            [Redacted]

If to a Vendor, to the addresses specified on the signature page for such Vendor on their Joinder Agreement.

Any Party may from time to time notify the other Parties, in accordance with the provisions of this Agreement, of any change of its address or e-mail address which thereafter, until changed by like notice, shall be the address or e-mail address of such Party for all purposes of this Agreement.

11.2 Responsibility for Own Costs

Except as agreed in writing by the Parties, each of the Parties shall be responsible to bear its own costs (including fees, disbursements and taxes) related to this Agreement and the Business Combination. Counsel to RBX shall be responsible for preparing the initial draft of the Listing Application and the other transaction documentation related to the Business Combination.

11.3 Enurement

This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns. None of the Parties may assign any of its rights or obligations hereunder without the prior written consent of the other Parties. The Skinject Shareholders shall be entitled to enforce the provisions of Section 3.12(b) and Section 3.12(c).

11.4 Further Assurances

The Parties shall from time to time do, make and execute all such documents, additional conveyances, transfers and other acts, matters and things as may be reasonably required to transfer the Skinject Shares to the Purchaser and for the Purchaser to deliver the Resulting Issuer Shares to the Vendors, as applicable, and to otherwise give effect to this Agreement and the Business Combination.

11.5 Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof and any such prohibitions or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.6 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal Laws of Canada applicable therein. Each Party hereby irrevocably attorns to the non- exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising under or in relation to this Agreement.

11.7 Entire Agreement

This Agreement (including the Schedules hereto) constitutes the entire agreement between the Parties and replaces and supersedes all prior agreements, memorandum, correspondence, communications, negotiations and representations, whether oral or written, expressed or implied, statutory or otherwise with respect to the subject matter herein and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder.

11.8 Amendments

No supplement, modification, amendment, waiver or termination of this Agreement shall be binding unless executed in writing by all Parties.

11.9 Time

Time shall be of the essence of this Agreement.

11.10 Waiver

No consent or waiver, express or implied, by any Party to or of any breach or default by any other Party of any or all of its obligations under this Agreement shall:

(a) be valid unless it is in writing and stated to be a consent or waiver hereunder;

(b) be relied upon as a consent or waiver to or of any other breach or default of the same or any other obligation;

(c) constitute a general waiver under this Agreement; or

(d) eliminate or modify the need for a specific consent or waiver in any other or subsequent instance.

11.11 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be considered to be an original and together shall constitute one and the same document. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF the Parties have executed this Agreement on the date first set forth above.

RBX CAPITAL LP

Per:	/s/ Raza Bokhari
Name: Raza Bokhari
Title: Managing Partner

SKINJECT INC.

Per:	/s/ Kenneth Melani
Name: Kenneth Melani
Title: Chairman

INTERACTIVE CAPITAL PARTNERS
CORPORATION

Per:	/s/ Chris Irwin
Name: Chris Irwin
Title: Director

Signature Page - Business Combination Agreement

SCHEDULES TO THE AGREEMENT ARE REDACTED FOR CONFIDENTIALITY